                                                                  Exhibit (a)(1)

                          OFFER TO PURCHASE FOR CASH

                    ALL OUTSTANDING SHARES OF COMMON STOCK
   (Including the Associated Rights to Purchase Shares of Series A Preferred
                                    Stock)
                                      of
                              ACUSON CORPORATION
                                      at
                           $23 Net Per Share in Cash
                                      by

                            SIGMA ACQUISITION CORP.
                         a wholly owned subsidiary of

                              SIEMENS CORPORATION
                    an indirect wholly owned subsidiary of

                          SIEMENS AKTIENGESELLSCHAFT

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON THURSDAY, NOVEMBER 2, 2000, UNLESS THE OFFER IS EXTENDED.

  THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF SEPTEMBER 26, 2000 (THE "MERGER AGREEMENT"), BY AND AMONG SIEMENS CORPORATION, A DELAWARE CORPORATION ("PARENT"), SIGMA ACQUISITION CORP., A DELAWARE CORPORATION ("PURCHASER") AND ACUSON CORPORATION, A DELAWARE CORPORATION (THE "COMPANY"). PURSUANT TO THE MERGER AGREEMENT, AFTER COMPLETION OF THE OFFER AND PROVIDED CERTAIN CONDITIONS ARE MET, PURCHASER WILL BE MERGED WITH AND INTO THE COMPANY (THE "MERGER") AND AS A RESULT OF THE MERGER, SIEMENS CORPORATION WILL BECOME THE SOLE STOCKHOLDER OF THE MERGED COMPANY AND THE STOCKHOLDERS OF THE COMPANY (OTHER THAN PURCHASER AND ITS AFFILIATES) WILL RECEIVE IN THE MERGER THE SAME AMOUNT OF CASH PER SHARE AS IS PAID FOR SHARES PURCHASED THROUGH THE OFFER.

  THE BOARD OF DIRECTORS OF THE COMPANY, AT A MEETING HELD ON SEPTEMBER 26, 2000, BY UNANIMOUS VOTE DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND THE COMPANY'S STOCKHOLDERS, APPROVED THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND APPROVED THE MERGER AGREEMENT. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER, TENDER THEIR SHARES IN THE OFFER AND, IF REQUIRED UNDER DELAWARE LAW OR THE COMPANY'S CERTIFICATE OF INCORPORATION OR BYLAWS, VOTE TO ADOPT THE MERGER AGREEMENT.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) A NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $0.0001 PER SHARE (THE "COMMON STOCK"), TOGETHER WITH THE ASSOCIATED RIGHTS TO PURCHASE SHARES OF SERIES A PREFERRED STOCK (THE "RIGHTS" AND, TOGETHER WITH THE COMMON STOCK, THE "SHARES"), OF THE COMPANY BEING VALIDLY TENDERED AND NOT WITHDRAWN ON THE APPLICABLE EXPIRATION DATE OF THE OFFER THAT, TOGETHER WITH ANY SHARES OWNED BY PARENT OR ANY OF ITS AFFILIATES (INCLUDING PURCHASER), REPRESENTS AT LEAST A MAJORITY OF THE TOTAL NUMBER OF (A) ALL OUTSTANDING SHARES PLUS (B) ALL SHARES ISSUABLE UPON THE EXERCISE OF OPTIONS AND OTHER SIMILAR RIGHTS TO PURCHASE SHARES THAT BY THEIR TERMS ARE OR WILL BECOME EXERCISABLE BEFORE DECEMBER 31, 2000 (OR, UNDER CERTAIN CIRCUMSTANCES DESCRIBED IN THIS OFFER TO PURCHASE, MARCH 31, 2001) (THE "MINIMUM CONDITION") AND (II) THE RECEIPT OF APPROVALS REQUIRED BY OR THE EXPIRATION OR TERMINATION OF THE APPLICABLE WAITING PERIODS UNDER UNITED STATES AND GERMAN ANTITRUST AND COMPETITION LAWS. THE OFFER IS ALSO SUBJECT TO THE SATISFACTION OR WAIVER OF CERTAIN OTHER CONDITIONS. SEE SECTIONS 1 AND 13 OF THIS OFFER TO PURCHASE.

                                   IMPORTANT

  Any stockholder desiring to tender all or any portion of such stockholder's Shares should (1) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, including any required signature guarantees, and mail or deliver the Letter of Transmittal or such facsimile with such stockholder's certificate(s) for the tendered Shares and any other required documents to the Depositary named in this Offer to Purchase, (2) follow the procedure for book-entry tender of Shares set forth in Section 3 of this Offer to Purchase or (3) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Shares so registered. Unless the context requires otherwise, all references to Shares or to shares of Company Common Stock in this Offer to Purchase shall include the associated Rights.

  The Rights are presently evidenced by the certificates for the shares of Company Common Stock and a tender by a stockholder of such stockholder's shares of Common Stock will also constitute a tender of the associated Rights. A stockholder of the Company who desires to tender Shares and whose certificates for such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3 of this Offer to Purchase.

  Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent or the Dealer Manager. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.
                     The Dealer Manager for the Offer is:


                           Deutsche Banc Alex. Brown
October 5, 2000

                               TABLE OF CONTENTS

                                                                          Page
SUMMARY..................................................................   i

INTRODUCTION.............................................................   1

 1.Terms of the Offer....................................................   3

 2.Acceptance for Payment and Payment for the Shares.....................   5

 3.Procedure for Tendering Shares........................................   6

 4.Rights of Withdrawal..................................................   9

 5.Certain Federal Income Tax Consequences of the Offer..................  10

 6.Price Range of the Shares; Dividends..................................  10

 7. Effect of the Offer on the Market for the Shares; Stock Quotation,
    Margin Regulations and Exchange Act Registration.....................  11

 8.Certain Information Concerning the Company............................  12

 9.Certain Information Concerning Siemens AG, Parent and Purchaser.......  14

10.Background of the Offer; Contacts with the Company....................  15

11.Purpose of the Offer; Plans for the Company; the Merger...............  17

12.Source and Amount of Funds............................................  27

13.Certain Conditions of the Offer.......................................  27

14.Dividends and Distributions...........................................  30

15.Certain Legal Matters.................................................  30

16.Fees and Expenses.....................................................  32

17.Miscellaneous.........................................................  33

INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS OF SIEMENS AG,
 PARENT AND PURCHASER.................................................... A-1

                                    SUMMARY

   This summary highlights important and material information from this Offer to Purchase but does not purport to be complete. To fully understand the offer described in this document and for a more complete description of the terms of the offer described in this document, you should read carefully this entire Offer to Purchase and the Letter of Transmittal (which together, as amended and supplemented, constitute the "Offer"). We have included section references to direct you to a more complete description of the topics contained in this summary.

WHO IS OFFERING TO BUY MY SECURITIES?

   Sigma Acquisition Corp., a Delaware corporation, is offering to buy your Shares as described in this document. That company (which is sometimes referred to in this document as "Purchaser") is a wholly owned subsidiary of Siemens Corporation, a Delaware corporation, which in turn is an indirect wholly owned subsidiary of Siemens Aktiengesellschaft, a corporation formed under the laws of the Federal Republic of Germany ("Siemens AG"). See Section 9 of this document for further information about Sigma Acquisition Corp., Siemens Corporation and Siemens AG.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

   Sigma Acquisition Corp. is offering to buy all of the outstanding shares of common stock, including the associated rights to purchase shares of Series A Preferred Stock, of Acuson Corporation. For information about the conditions to which the Offer is subject, see Section 13 of this document.

HOW MUCH IS SIGMA ACQUISITION CORP. OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

   Sigma Acquisition Corp. is offering to pay $23.00, net to each seller in cash, without interest, for each share of common stock, including the associated rights, of Acuson Corporation. See Section 1 of this document for information about the terms of the Offer.

DOES SIGMA ACQUISITION CORP. HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

   Yes. Siemens Corporation, the parent of Sigma Acquisition Corp., will be financing the Offer described in this document with funds provided by Siemens AG and its affiliates. See Section 12 of this document for more information about how Siemens Corporation will finance the Offer.

ARE SIEMENS CORPORATION'S FINANCIAL RESULTS RELEVANT TO MY DECISION AS TO WHETHER TO TENDER IN THE OFFER?

   Since the Offer is for cash and is not subject to any financing condition, Siemens Corporation's financial results should not be relevant to your decision on whether to tender your shares of common stock in the Offer.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE INITIAL OFFERING PERIOD?

   You may tender your shares of common stock into the Offer until 12:00 midnight, New York City time, on Thursday, November 2, 2000, which is the initial expiration date of the offering period, unless Sigma Acquisition Corp. decides (or is required pursuant to the Merger Agreement) to extend the offering period or to provide a subsequent offering period. See Section 3 of this document for information about tendering your shares of common stock.

CAN THE OFFER BE EXTENDED, AND, IF SO, UNDER WHAT CIRCUMSTANCES?

   Yes. Sigma Acquisition Corp. may (and must if Acuson requests it in writing to do so), (i) extend and re-extend the Offer on one or more occasions for such period as may be determined by Sigma Acquisition Corp. (each such extension period not to exceed 10 business days at a time), if at the then-scheduled expiration date of the Offer any of the conditions to Sigma's obligations to accept for payment and pay for shares of common stock is not satisfied or waived and (ii) extend and re-extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission or the staff thereof applicable to the Offer. Subject to the terms of the Merger Agreement, Sigma Acquisition Corp. also may extend the Offer on one occasion for an aggregate period of not more than 10 business days if a number of shares of common stock representing at least a majority but less than 90% of the total number of outstanding shares of common stock (plus, in each case, all shares of common stock issuable upon exercise of options and other similar rights that are or will become exercisable before December 31, 2000 (or, if that date is extended, before March 31, 2001)) shall have been validly tendered prior to the expiration of the Offer and not withdrawn. See Section 1 of this document for more information regarding extension of the Offer.

WILL THERE BE A SUBSEQUENT OFFERING PERIOD?

   Following the satisfaction of all the conditions to the Offer and the acceptance of and payment for all the shares of common stock tendered during the offering period, Sigma Acquisition Corp. may elect to provide a subsequent offering period, although Sigma Acquisition Corp. currently has no intention to do so.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

   Sigma Acquisition Corp. will announce by press release any extension of the Offer no later than 9:00 a.m., New York City time, on the next day after the previously scheduled expiration date. See Section 1 of this document for more information about extension of the Offer. If Sigma Acquisition Corp. determines to provide a subsequent offering period, it will publicly disclose its intentions in accordance with applicable rules, regulations and interpretations of the Securities and Exchange Commission and will issue a press release no later than 9:00 a.m., New York City time, on the next day after the expiration date of the offering period. Any such press release will state the approximate number and percentage of outstanding shares of common stock tendered to date.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

   The Offer is conditioned upon, among other things, (i) a number of shares of common stock being validly tendered and not withdrawn on the applicable expiration date for the Offer that, together with any shares of common stock owned by Siemens Corporation or any of its affiliates (including Sigma Acquisition Corp.), represents at least a majority of the total number of (a) all outstanding shares of common stock plus (b) all shares of common stock issuable upon exercise of options and other similar rights that by their terms are or will become exercisable before December 31, 2000 (or, under certain circumstances, March 31, 2001)) and (ii) the receipt of approvals required by or the expiration or termination of the applicable waiting periods under United States and German antitrust and competition laws. For a complete description of all of the conditions to which the Offer is subject, see Section 13 of this document.

HOW DO I TENDER MY SHARES OF COMMON STOCK?

   If you hold the certificates for your shares of common stock, you should complete the Letter of Transmittal that was provided with this document and enclose all the documents required by it, including your certificates, and send them to the Depositary at the address listed on the back cover of this document. If your broker holds your shares of common stock for you in "street name" you must instruct your broker to tender your shares of common stock on your behalf. In any case, the Depositary must receive all required documents prior to 12:00 midnight, New York City time, on Thursday, November 2, 2000, which is the initial expiration date of the Offer, unless Sigma Acquisition Corp. decides or is required to extend the Offer. If you cannot comply with any of these procedures, you still may be able to tender your shares of common stock by using the guaranteed delivery procedures described in this document. See Section 3 of this document for more information on the procedures for tendering your shares of common stock.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES OF COMMON STOCK?

   The tender of your shares of common stock may be withdrawn at any time prior to the expiration date of the offering period. There will be no withdrawal rights during any subsequent offering period; all shares tendered during any such period will be immediately accepted for payment and paid for as tendered. See Section 4 of this document for more information.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES OF COMMON STOCK?

   You (or your broker or bank if your shares of common stock were held in "street name") must notify the Depositary at the address and telephone number listed on the back cover of this document, and the notice must include the name of the stockholder that tendered the shares of common stock, the number of shares of common stock to be withdrawn and the name in which the tendered shares of common stock are registered. For complete information about the procedures for withdrawing your previously tendered shares of common stock, see
Section 4 of this document.

WHAT DOES MY BOARD OF DIRECTORS THINK OF THE OFFER?

   The Board of Directors of Acuson, at a meeting held on September 26, 2000, by unanimous vote determined that the terms of the Offer and the Merger are fair to, and in the best interests of, Acuson Corporation and Acuson Corporation's stockholders, approved the Merger and the other transactions contemplated by the Merger Agreement and unanimously approved the Merger Agreement. The Board of Directors unanimously recommends that Acuson Corporation's stockholders accept the Offer, tender their shares of common stock in the Offer and, if required under Delaware law or Acuson Corporation's Certificate of Incorporation or Bylaws, vote to adopt the Merger Agreement.

IF SIGMA ACQUISITION CORP. CONSUMMATES THE TENDER OFFER, WHAT ARE SIGMA ACQUISITION CORP.'S PLANS WITH RESPECT TO ALL THE SHARES OF COMMON STOCK THAT ARE NOT TENDERED IN THE OFFER?

   If Sigma Acquisition Corp. purchases at least a majority of the outstanding shares of common stock pursuant to the Offer, it intends to cause a merger to occur between Sigma Acquisition Corp. and Acuson Corporation in which stockholders of Acuson Corporation who have not previously tendered their shares of common stock will also receive $23.00 in cash, subject to their right to dissent and demand the fair cash value of their shares. If Sigma Acquisition Corp. is not able to acquire at least a majority of the outstanding shares of common stock in the Offer, it does not presently intend to acquire any shares of Acuson Corporation common stock.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES OF COMMON STOCK?

   The purchase of shares of common stock by Sigma Acquisition Corp. in the Offer will reduce the number of the shares of Acuson Corporation common stock that might otherwise trade publicly and probably will reduce the number of holders of the shares of common stock. These changes could adversely affect the liquidity and market value of the remaining shares of common stock held by the public. The shares of common stock may also cease to be listed on the New York Stock Exchange. Also, Acuson Corporation may cease making filings with the Securities and Exchange Commission or may otherwise cease being required to comply with the Securities and Exchange Commission's disclosure and other rules relating to publicly held companies. See Section 7 of this document for complete information about the effect of the Offer on your shares of common stock.

WHAT IS THE MARKET VALUE OF MY SHARES OF COMMON STOCK AS OF A RECENT DATE?

   On September 26, 2000, the last full trading day prior to the public announcement of the Offer, the reported closing price of the common stock on the New York Stock Exchange was $15 11/16 per Share. On October 4, 2000, the last full trading day for which prices were available before the commencement of the Offer, the reported closing price of the common stock on the New York Stock Exchange was $22 11/16 per Share. You should obtain a recent market quotation for your shares of common stock in deciding whether to tender them. See Section 6 of this document for recent high and low sales prices for the shares of common stock.

WHO IS RESPONSIBLE FOR THE PAYMENT OF TAXES AND BROKERAGE FEES?

   Stockholders of record who tender shares of common stock directly will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of the shares of common stock by Sigma Acquisition Corp. pursuant to the Offer. However, any tendering stockholder or other payee who fails to complete and sign the Substitute Form W-9 included in the Letter of Transmittal may be subject to backup federal income tax withholding of 31% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See
Section 3 of this document for more information. Stockholders who hold their shares of common stock through a broker, bank or other nominee should check with such institution as to whether they charge any service fees.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

   If you have any questions you can call the Dealer Manager, Deustche Bank Securities Inc. at (877) 305-4920 (toll-free), or the Information Agent, Georgeson Shareholder Communications Inc. at (800) 223-2064 (toll-free). See the back cover of this document for additional contact information.

To the Holders of Shares of
Common Stock of Acuson Corporation

                                 INTRODUCTION

  Sigma Acquisition Corp., a Delaware corporation ("Purchaser"), which is a wholly owned subsidiary of Siemens Corporation, a Delaware corporation ("Parent"), which is an indirect wholly owned subsidiary of Siemens Aktiengesellschaft, a corporation formed under the laws of the Federal Republic of Germany ("Siemens AG"), hereby offers to purchase all of the outstanding shares of common stock, par value $0.0001 per share (the "Common Stock"), of Acuson Corporation, a Delaware corporation (the "Company"), together with the associated rights to purchase shares of Series A Preferred Stock (the "Rights" and, together with the Common Stock, the "Shares") issued pursuant to the Amended and Restated Rights Agreement (the "Rights Agreement"), dated as of November 5, 1998, between the Company and Fleet National Bank (f/k/a BankBoston, N.A.), as amended, at $23.00 per Share, net to the seller in cash (the "Common Stock Price"), without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). Tendering stockholders who are record holders of their Shares and tender directly to EquiServe Trust Company, N.A. (the "Depositary") will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of the Shares purchased by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult that institution as to whether it charges any service fees. Purchaser will pay all charges and expenses of Deutsche Bank Securities Inc., as dealer manager (the "Dealer Manager"), the Depositary and Georgeson Shareholder Communications Inc. (the "Information Agent"). Unless the context requires otherwise, all references to Shares or shares of Company Common Stock in this Offer to Purchase include the associated Rights, and all references to the Rights include all benefits that may inure to the holders of the Rights pursuant to the Rights Agreement.

  The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Thursday, November 2, 2000 (the "Expiration Date") unless Purchaser extends (or is required to extend) the time during which the Offer is open, in which event the term "Expiration Date" will mean the latest time and date at which the Offer, as extended, will expire.

  The Offer is being made pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of September 26, 2000, by and among Parent, Purchaser and the Company, pursuant to which, upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time (as defined below), in accordance with the Delaware General Corporation Law (the "DGCL"), Purchaser will be merged with and into the Company and the separate corporate existence of Purchaser will thereupon cease (the "Merger") and, following the Merger, the Company will continue its existence under the laws of the State of Delaware. As a result of the Merger, the Company (sometimes referred to in this Offer to Purchase as the "Surviving Corporation") will become a wholly owned subsidiary of Parent.

  The Merger will become effective at the time (the "Effective Time") of the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the DGCL. In the Merger, each issued and outstanding Share (other than Shares, if any, that are held by stockholders who are entitled to and who properly exercise dissenters' rights ("Dissenting Stockholders") pursuant to Section 262 of the DGCL) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, without interest, an amount in cash equal to the Common Stock Price.

  The Board of Directors of the Company, at a meeting held on September 26, 2000, by unanimous vote determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company and the Company's stockholders, approved the Merger and the other transactions contemplated by the Merger Agreement and approved the Merger Agreement. The Board of Directors unanimously recommends that the Company's stockholders accept the Offer, tender their Shares in the Offer and, if required under the DGCL or the Company's Certificate of Incorporation or Bylaws, vote to adopt the Merger Agreement.

  UBS Warburg LLC ("UBS Warburg"), financial advisor to the Company, has delivered to the Board of Directors of the Company its opinion, dated September 26, 2000 to the effect that, as of that date and based on and subject to the matters set forth in that opinion, the $23.00 per Share cash consideration to be received in the Offer and the Merger by holders of the Shares was fair, from a financial point of view, to such holders (other than Parent and its affiliates). A copy of UBS Warburg's opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as an exhibit to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which has been filed by the Company with the Securities and Exchange Commission (the "SEC") in connection with the Offer and which is being mailed to stockholders with this Offer to Purchase. Stockholders are urged to, and should, read UBS Warburg's opinion carefully in its entirety.

  The Offer is conditioned upon, among other things, (i) a number of Shares being validly tendered and not withdrawn on the applicable expiration date for the Offer that, together with any Shares owned by Parent or any of its affiliates (including Purchaser), represents at least a majority of the total number of (a) all outstanding Shares plus (b) all Shares issuable upon exercise of options and other similar rights to purchase Shares that by their terms are or will become exercisable before the Outside Date or, if applicable, the Extended Outside Date (the "Minimum Condition") and (ii) the receipt of approvals required by or the expiration or termination of the applicable waiting periods under United States and German antitrust and competition laws. The Offer is also subject to the other conditions set forth in this Offer to Purchase. See Sections 1 and 13. The Outside Date is December 31, 2000. The Extended Outside Date is March 31, 2001 and will be applicable if at the Outside Date any condition related to antitrust or competition law requirements has not been satisfied.

  The Merger is subject to Purchaser's accepting and paying for the Shares which are properly tendered in response to the Offer and not withdrawn and to the satisfaction or waiver of certain conditions, including, if required by law, the adoption of the Merger Agreement and the approval of the Merger by the requisite vote of the holders of a majority of the outstanding Shares. Consequently, if Purchaser acquires (pursuant to the Offer or otherwise) at least a majority of the then outstanding Shares, Purchaser will have sufficient voting power to adopt the Merger Agreement and approve the Merger without the vote of any other stockholder.

  Under the DGCL, if Purchaser acquires (through the Offer or otherwise) at least 90% of the then outstanding Shares, Purchaser will be able to adopt the Merger Agreement and approve the Merger without a vote of the Company's stockholders. If Purchaser acquires (through the Offer or otherwise) at least 90% of the then outstanding Shares, Purchaser intends to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable without a meeting of the Company's stockholders. If, however, Purchaser does not acquire at least 90% of the then outstanding Shares and a vote of the Company's stockholders is required under Delaware law, a longer period of time will be required to effect the Merger.

  According to the Company, as of September 22, 2000 there were 27,753,671 Shares outstanding and there were 7,580,883 Shares reserved for issuance under then-exercisable stock options pursuant to the Company's stock option and other equity-based incentive plans. Based on that information and on information provided by the Company regarding the number of Shares that will be issuable upon the exercise of options and other similar rights to purchase Shares that are or will become exercisable before the Outside Date (4,190,604 Shares issuable upon exercise of options and other similar rights to purchase Shares according to the Company), the Minimum Condition would be satisfied if 15,972,140 Shares were validly tendered and not withdrawn and in the case of the Extended Outside Date (4,342,250 Shares issuable upon exercise of options and other similar rights to purchase Shares according to the Company), the Minimum Condition would be satisfied if 16,047,962 Shares were validly tendered and not withdrawn.

  The Company has distributed one Right for each outstanding share of Company Common Stock pursuant to the Rights Agreement. The Company has represented in the Merger Agreement that it has taken, and will take, all action necessary to cause the Rights Agreement to be inapplicable to the transactions contemplated by the Merger Agreement, including the Offer and the Merger, without any payment to the stockholders of the Company.

  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND THEY SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                               THE TENDER OFFER

1.Terms of the Offer.

  On the terms and subject to the conditions of the Offer, Purchaser will accept for payment and pay for all Shares which are validly tendered on or prior to the Expiration Date (as defined in this Offer to Purchase) and not withdrawn as permitted by Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on Thursday, November 2, 2000, unless Purchaser, in accordance with the terms of the Merger Agreement, extends the period during which the Offer is open, in which event the term "Expiration Date" will mean the latest time and date at which the Offer, as extended, will expire. The period from the date of this Offer to Purchase until 12:00 Midnight, New York City time, on Thursday, November 2, 2000, as such period may be extended, is referred to as the "Offering Period."

  Purchaser may elect, in its sole discretion, to provide a subsequent offering period of three to 20 business days (the "Subsequent Offering Period"). For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. A Subsequent Offering Period, if one is provided, is not an extension of the Offering Period. A Subsequent Offering Period would be an additional period of time, following the expiration of the Offering Period, in which stockholders may tender Shares not tendered during the Offering Period. Purchaser will announce its intention to provide a Subsequent Offering Period in accordance with applicable rules, regulations and interpretations of the SEC. Any decision to provide a Subsequent Offering Period will be announced no later than 9:00 a.m., New York City time, on the next business day after the expiration of the Offering Period. Purchaser will announce the approximate number and percentage of the Shares deposited as of the expiration of the Offering Period no later than 9:00 a.m., New York City time, on the next business day following the expiration of the Offering Period, and such securities will be immediately accepted and promptly paid for. All conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of the extension or amendment (collectively, the "Offer Conditions")) must be satisfied or waived prior to the commencement of any Subsequent Offering Period.

  The Rights presently are transferable only with the certificates for the Shares, and the surrender for transfer of certificates for any Shares will also constitute the transfer of the Rights associated with the Shares represented by such certificates. Pursuant to the terms of the Merger Agreement, the Company has taken all necessary action so that the Offer will not result in the grant of any Rights or enable or require any Rights to be exercised, distributed or triggered.

  Subject to the terms of the Merger Agreement (see Section 11 of this Offer to Purchase) and applicable rules and regulations of the SEC, Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the Offering Period by giving oral or written notice of such extension to the Depositary. During any such extension of the Offering Period, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. See Section 4 to this Offer to Purchase for a description of withdrawal rights. Subject to the applicable regulations of the SEC and the terms of the Merger Agreement, Purchaser also expressly reserves the right, in its sole discretion, at any time or from time to time, (i) to delay acceptance for payment of, or payment for, any tendered Shares not theretofore accepted for payment or paid for, (ii) to amend the Offer on the failure of any of the conditions specified in the Merger Agreement and (iii) to waive any condition (other than the Minimum Condition described in this Offer to Purchase) and to modify or change any other term or condition of the Offer, by giving oral or written notice of such delay, amendment, waiver, modification or change to the Depositary. Purchaser will make a public announcement of any such delay, amendment, waiver, modification or change.

  Subject to the terms of the Merger Agreement, Purchaser has the right, in its sole discretion, to modify and make changes to the terms and conditions of the Offer except that Purchaser has agreed that it will not, without the prior written consent of the Company, (i) decrease the Common Stock Price; (ii) change the form of consideration payable in the Offer; (iii) change the Minimum Condition; (iv) limit the number of Shares sought pursuant to the Offer; (v) change the conditions to the Offer (other than conditions that are immaterial and administrative in nature) in a manner adverse to the stockholders of the Company; or (vi) impose additional conditions to the Offer other than conditions that are immaterial and administrative in nature.

  Pursuant to the Merger Agreement, Purchaser may (and if requested in writing by the Company, will) (i) extend and re-extend the Offering Period on one or more occasions for such period as may be determined by Purchaser in its sole discretion (each such extension period not to exceed 10 business days at a time), if at the then-scheduled expiration date of the Offer any of the Offer Conditions are not satisfied or waived and (ii) extend and re-extend the Offering Period for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer. Purchaser also may extend the Offering Period on one occasion for not more than 10 business days if the Minimum Condition has been satisfied but less than 90% of the total number of (a) all outstanding Shares plus (b) all Shares issuable upon exercise of options and other similar rights to purchase Shares that by their terms are or will become exercisable before the Outside Date or, if applicable, the Extended Outside Date has been validly tendered and not properly withdrawn as of the Expiration Date; provided, however, that if Purchaser elects to extend the Offering Period for this reason, then all remaining Offer Conditions will be deemed to be irrevocably waived except to the limited extent described in Section 13 of this Offer to Purchase. Upon the terms and subject to the conditions of the Offer (including the Offer Conditions and, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, and will pay for, all Shares validly tendered and not withdrawn promptly after the expiration of the Offering Period. If Purchaser elects to provide a Subsequent Offering Period, it expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the Subsequent Offering Period, not beyond a total of 20 business days, by giving oral or written notice of such extension to the Depositary. Consistent with applicable regulations of the SEC, Purchaser may not accept Shares for payment upon expiration of the Offer while any condition to the Offer remains unsatisfied and unwaived. If there is a Subsequent Offering Period, all Shares tendered during the Subsequent Offering Period will be immediately accepted for payment and paid for as they are tendered.

  Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

  Purchaser confirms that if it makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules 14d-4(d) and 14e-1 under the Exchange Act.

  If, during the Offering Period, Purchaser, with the prior written approval of the Company, decreases the number of Shares sought pursuant to the Offer or the Common Stock Price, that decrease will be applicable to all holders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any decrease is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that notice is first so published, sent or given, the Offer will be extended until the expiration of that ten-business day period.

  Consummation of the Offer is also conditioned upon expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act"), obtaining clearance from the German Federal Cartel Authority and the other conditions set forth in Section 13 of this Offer to Purchase. With respect to antitrust matters, see Section 15 of this Offer to Purchase. Purchaser reserves the right but is not obligated, in accordance with applicable rules and regulations of the SEC, to waive any or all of those conditions other than the Minimum Condition. If, by the Expiration Date, any or all of those conditions have not been satisfied, Purchaser may, in its sole discretion, elect to: (i) extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended, subject to the terms of the Offer; (ii) waive all of the unsatisfied conditions (other than the Minimum Condition) and, subject to complying with applicable rules and regulations of the SEC, accept for payment all Shares so tendered; or (iii) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders (subject to the Company's right to require Purchaser to extend the Offering Period in certain instances). In the event that Purchaser waives any condition set forth in
Section 13 of this Offer to Purchase, the SEC or its staff may, if the waiver is deemed to constitute a material change to the information previously provided to the stockholders, require that the Offer remain open for an additional period of time and/or that Purchaser disseminate information concerning the waiver.

  The Company has provided Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of the Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by Purchaser to record holders of the Shares and will be furnished by Purchaser to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of the Shares.

2.Acceptance for Payment and Payment for the Shares.

  On the terms and subject to the conditions of the Offer (including the Offer Conditions set forth in Section 13 of this Offer to Purchase and, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, and will pay for, all Shares validly tendered (and not properly withdrawn in accordance with the procedures described in Section 4 of this Offer to Purchase) promptly after the expiration of the Offering Period. Shares will be accepted as soon as practicable after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the Offer Conditions set forth in Section 13 of this Offer to Purchase. Any determination concerning the satisfaction of the terms and conditions of the Offer will be in the sole discretion of Purchaser. Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or, subject to the applicable SEC rules, payment for, Shares in order to comply in whole or in part with any applicable law. If there is a Subsequent Offering Period, all Shares tendered during the Subsequent Offering Period will be immediately accepted for payment and paid for as they are tendered.

  Parent and its affiliates filed a Notification and Report Form with respect to the Offer under the HSR Act on October 3, 2000. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m. New York City time, on October 18, 2000, unless that waiting period is earlier terminated. Either the Antitrust Division of the United States Department of Justice (the "Antitrust Division") or the United States Federal Trade Commission (the "FTC") may extend the waiting period by requesting additional information or documentary material. If there is such a request, the waiting period will expire at 11:59 p.m., New York City time, on the 10th day after there has been substantial compliance with the request. Any extension of the waiting period will delay acceptance of the Shares for payment. See Section 15 of this Offer to Purchase for additional information concerning the HSR Act and the applicability of the antitrust laws of the United States and foreign jurisdictions to the Offer.

  For purposes of the Offer, Purchaser will be deemed to have accepted for payment Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for any Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to the tendering stockholders. UNDER NO CIRCUMSTANCES WILL PURCHASER PAY INTEREST ON THE COMMON STOCK PRICE REGARDLESS OF ANY EXTENSION OF THE OFFER OR OF ANY

DELAY IN PAYING FOR SHARES. In all cases, payment for any Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (the "Share Certificates") (or a timely Book Entry Confirmation (as defined below) with respect thereto),
(ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below) and (iii) any other documents required by the Letter of Transmittal. The price paid to any holder of Shares pursuant to the Offer will be the highest price per Share paid to any other holder of Shares pursuant to the Offer.

  Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, Purchaser's obligation to pay for Shares will be satisfied and tendering stockholders must look solely to the Depositary for payment of amounts owed to them by reason of the acceptance of their Shares pursuant to the Offer. If, for any reason, acceptance for payment of or payment for any Shares tendered in response to the Offer is delayed, or Purchaser is prevented from accepting for payment or paying for Shares which are tendered in response to the Offer, the Depositary nevertheless may retain, subject to applicable SEC rules, tendered Shares on behalf of Purchaser and those Shares may not be withdrawn, except to the extent the tendering stockholder properly exercises withdrawal rights as described in Section 4 of this Offer to Purchase.

  If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder, or such other person as the tendering stockholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration or termination of the Offer. In the case of any Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility (as defined below) pursuant to the procedures set forth in Section 3 of this Offer to Purchase, such Shares will be credited to such account maintained at the Book-Entry Transfer Facility as the tendering stockholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration or termination of the Offer. If no such instructions are given with respect to any Shares delivered by book-entry transfer, any such Shares not tendered or not purchased will be returned by crediting the account at the Book-Entry Transfer Facility designated in the Letter of Transmittal as the account from which such Shares were delivered.

  Subject to the provisions of the Merger Agreement, Purchaser reserves the right to transfer or assign in whole or in part from time to time to one or more direct or indirect subsidiaries of Parent the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for any Shares validly tendered and accepted for payment pursuant to the Offer.

3.Procedure for Tendering Shares.

  Valid Tender. To tender Shares pursuant to the Offer, either (i) a Letter of Transmittal (or a manually signed facsimile thereof) properly completed and duly executed in accordance with the instructions of the Letter of Transmittal, together with any required signature guarantees and certificates for the Shares to be tendered, or, in the case of a book-entry transfer, an Agent's Message (as defined below), and any other required documents must be received by the Depositary prior to the applicable Expiration Date, or the expiration of any Subsequent Offering Period, at one of its addresses set forth on the back cover of this Offer to Purchase or (ii) the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

  The Rights presently are transferred only with the Share Certificates and the surrender for transfer of Share Certificates will also constitute the transfer of the Rights associated with the shares of Company Common Stock represented by such Share Certificates. Pursuant to the terms of the Merger Agreement, the Company has taken all necessary action so that the Offer will not result in the grant of any Rights or enable or require any Rights to be exercised, distributed or triggered.

  Book-Entry Delivery. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry transfer of the Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of the Shares may be effected through book-entry transfer, either the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the expiration of any Subsequent Offering Period, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of the Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to in this Offer to Purchase as a "Book-Entry Confirmation." The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant. Delivery of documents to a Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

  The method of delivery of any Share Certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, it is recommended that the stockholder use properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.

  Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (i) if the Letter of Transmittal is signed by the registered holder (which term, for purposes of this section, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith and such registered holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for any Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for any Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the Share Certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

  Guaranteed Delivery. A stockholder who desires to tender Shares pursuant to the Offer and whose Share Certificates are not immediately available or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the applicable Expiration Date, or the expiration of any Subsequent Offering Period, may tender such Shares by following all of the procedures set forth below:

    (i) the tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary, as provided below, prior to the applicable Expiration Date, or the expiration of any Subsequent Offering Period; and

    (iii) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange, Inc. (the "NYSE") is open for business.

  The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

  In all cases, Shares will not be deemed validly tendered unless a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal is received by the Depositary.

  Other Requirements. Notwithstanding any provision of this document, payment for the Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of the instruments and documents referred to in Section 2 of this Offer to Purchase.

  Tender Constitutes an Agreement. The valid tender of any Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

  Appointment. By executing a Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of Purchaser as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all non-cash dividends, distributions, rights, and other shares of Company Common Stock or other securities issued or issuable in respect of such Shares on or after September 26, 2000 (collectively, "Distributions"). All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser deposits the payment for such Shares with the Depositary. All such powers of attorney and proxies will be irrevocable and will be deemed granted in consideration of the acceptance for payment by Purchaser of the Shares tendered in accordance with the terms of the Offer. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Purchaser's designees will be empowered to exercise all voting and other rights of such stockholder with respect to such Shares (and any and all Distributions) as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the stockholders of the Company, actions by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for any Shares to be deemed validly tendered, immediately upon Purchaser depositing the payment for such Shares with the Depositary, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares (and any and all Distributions).

  Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of the Shares will be determined by Purchaser in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares by any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of any Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Siemens AG, Parent, Purchaser, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and Instructions thereto) will be final and binding.

  Backup Withholding. In order to avoid "backup withholding" of Federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to Purchaser and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Non-corporate foreign stockholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 8 to the Letter of Transmittal.

4.Rights of Withdrawal.

  Tenders of the Shares made pursuant to the Offer are irrevocable except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the expiration of the Offering Period and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after December 3, 2000. There will be no withdrawal rights during any Subsequent Offering Period for any Shares tendered during the Subsequent Offering Period.

  For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the names in which the certificate(s) evidencing the Shares to be withdrawn are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry tender as set forth in Section 3 of this Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. If certificates for the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares to be withdrawn must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates.

  All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. None of Siemens AG, Parent, Purchaser, the Dealer Manager, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tendered Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by following one of the procedures described in Section 3 of this Offer to Purchase at any time prior to the applicable Expiration Date, or the expiration of any Subsequent Offering Period.

  If Purchaser extends the Offer, is delayed in its acceptance for payment of any Shares, or is unable to accept for payment any Shares pursuant to the Offer, for any reason, then, without prejudice to Purchaser's rights under this Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, but such Shares may be withdrawn to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4.

5.Certain Federal Income Tax Consequences of the Offer.

  Sales of the Shares pursuant to the Offer and the exchange of the Shares for cash pursuant to the Merger will be taxable transactions for Federal income tax purposes and may also be taxable under applicable state, local and other tax laws. For Federal income tax purposes, a stockholder whose Shares are purchased pursuant to the Offer or who receives cash as a result of the Merger will realize gain or loss equal to the difference between the adjusted basis of the Shares tendered or exchanged and the amount of cash received therefor. Such gain or loss will be capital gain or loss if the Shares are held as capital assets by the stockholder. Long-term capital gain of a non-corporate stockholder is generally subject to a maximum tax rate of 20% in respect of property held for more than one year.

  The income tax discussion set forth above is included for general information only and may not be applicable to stockholders in special situations such as stockholders who received their Shares upon the exercise of stock options or otherwise as compensation and stockholders who are not United States persons. Stockholders should consult their own tax advisors with respect to the specific tax consequences to them of the Offer and the Merger, including the application and effect of federal, state, local, foreign or other tax laws.

6.Price Range of the Shares; Dividends.

  The Shares are listed on the NYSE under the symbol "ACN". The following table sets forth, for the calendar quarters indicated, the high and low closing sales prices for the Shares on the NYSE based on public sources:

                                                                   Sales Price
                                                                  -------------
                                                                   High   Low
                                                                  ------ ------
   Calendar Year
   1998:
     First Quarter............................................... $20.19 $16.88
     Second Quarter..............................................  19.69  17.31
     Third Quarter...............................................  18.19  14.63
     Fourth Quarter..............................................  19.06  13.63
   1999:
     First Quarter............................................... $15.44 $13.00
     Second Quarter..............................................  17.94  14.88
     Third Quarter...............................................  17.44  12.06
     Fourth Quarter..............................................  12.69  10.00
   2000:
     First Quarter............................................... $15.50 $12.31
     Second Quarter..............................................  15.63  11.88
     Third Quarter...............................................  22.75  12.13
     Fourth Quarter (through October 4, 2000)....................  22.75  22.69

  On September 26, 2000, the last full trading day prior to the public announcement of the terms of the Offer and the Merger, the reported closing price on the NYSE was $15 11/16 per Share. On October 4, 2000, the last full trading day prior to commencement of the Offer, the reported closing price on the NYSE was $22 11/16 per Share. Stockholders are urged to obtain a current market quotation for the shares of Company Common Stock.

  According to the Company's publicly available documentation and filings with the SEC, the Company did not declare or pay any cash dividends during any of the periods indicated in the above table. In addition, under the terms of the Merger Agreement, the Company is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of Parent, and Parent does not intend to consent to any such declaration or payment. See
Section 11 of this Offer to Purchase.

7. Effect of the Offer on the Market for the Shares; Stock Quotation, Margin Regulations and Exchange Act Registration.

  Market for the Shares. The purchase of any Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of the Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

  Stock Quotation. The Shares are listed on the NYSE under the symbol "ACN." After consummation of the Offer and depending upon the aggregate market value and the per share price of any Shares not purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on the NYSE. According to the NYSE's published guidelines, the NYSE will consider delisting shares if, among other things, the number of publicly held shares (excluding shares held by officers, directors, their immediate families and other concentrated holders of 10% or more ("NYSE Excluded Holdings")) is less than 600,000 (subject to proportionate reduction if the unit of trading is less than 100 shares), there are fewer than 400 stockholders (or, if the average trading volume for the most recent 12 months is less than 100,000 shares, fewer than 1,200 stockholders), or the aggregate market value of publicly-held Shares (excluding NYSE Excluded Holdings), subject to certain adjustments based upon market conditions, is less than $8,000,000. According to information furnished to Purchaser by the Company as of the close of business on September 22, 2000, there were approximately 1,290 holders of record of the Shares not including beneficial holders of any Shares in street name, and there were 27,753,671 Shares outstanding. If the Shares were to be delisted, the associated Rights would be delisted as well.

  If the NYSE were to delist the Shares, the market for the Shares could be adversely affected. It is possible that the Shares would be traded or quoted on other securities exchanges or in the over-the-counter market, and that price quotations would be reported by such exchanges, or other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of stockholders and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or lesser than the Common Stock Price.

  Margin Regulations. The Shares are presently "margin securities" under the regulations of the Board of Governors of the Federal Reserve Board (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations in which event the Shares would be ineligible as collateral for margin loans made by brokers.

  Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated by the Company upon application to the SEC if the outstanding Shares are not listed on a national securities exchange and if there are fewer than 300 holders of record of such Shares. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by the

Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of
Section 16(b) and the requirement to furnish a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) and the related requirement to furnish an annual report to stockholders, no longer applicable with respect to the Shares. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for listing on the NYSE or for continued inclusion on the Federal Reserve Board's list of "margin securities". Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met. If registration of the Shares is not terminated prior to the Merger, then the registration of such Shares under the Exchange Act and the listing of such Shares on the NYSE will be terminated following the completion of the Merger.

8.Certain Information Concerning the Company.

  The Company is a Delaware corporation with its principal executive offices located at 1220 Charleston Road, Mountain View, California 94039 (telephone number 650-969-9112).

  The Company, incorporated in 1981, is a manufacturer, worldwide marketer and service provider of high-performance medical diagnostic ultrasound systems and image management products. The Company's customers include hospitals, clinics, and healthcare delivery systems throughout the world which use the Company's products for a broad range of clinical applications including radiology, cardiology, obstetrical/gynecological and peripheral vascular. The Company is organized based upon the nature of the products and services it offers. Under this organizational structure, the Company operates in two fundamental business segments: product and service. The product segment includes the development, manufacture and sale of the Company's systems that generate, display, archive and retrieve medical diagnostic ultrasound images. The service segment provides service and support for the Company's products in accordance with the various service contracts and other purchase arrangements the Company makes available to its customers.

  The following selected consolidated financial data relating to the Company and its subsidiaries has been taken or derived from the audited financial statements contained in the Company's Annual Reports on Form 10-K for the fiscal years ended December 31, 1999 and December 31, 1998 (the "Company 10-K's") and the unaudited financial statements contained in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended July 1, 2000 (the "Company 10-Q"), each as filed with the SEC pursuant to the Exchange Act. More comprehensive financial information is included in the Company 10-K's and the Company 10-Q (including management's discussion and analysis of financial condition and results of operation) and the other documents filed by the Company with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained in those reports and documents. Copies of such reports and other documents may be examined at or obtained from the SEC (including through the SEC's website) and the NYSE in the manner set forth below.

                              ACUSON CORPORATION

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (in thousands, except per share data)

                                       Six Months    Year Ended December 31,
                                      Ended July 1, --------------------------
                                          2000        1999     1998     1997
                                      ------------- -------- -------- --------
                                       (unaudited)
Income Statement Data:
Total Net Sales......................   $231,451    $475,901 $455,089 $437,762
Total Cost of Sales..................    125,952     255,354  239,740  231,003
                                        --------    -------- -------- --------
Gross Profit.........................    105,499     220,547  215,349  206,759
Total Operating Expenses.............     98,898     202,484  185,048  177,785
                                        --------    -------- -------- --------
Income from Operations...............      6,601      18,063   30,301   28,974
                                        --------    -------- -------- --------
Income before Income Taxes...........      4,628      14,409   28,661   29,833
Provision for Income Taxes...........      1,273       7,749    7,839    7,456
                                        --------    -------- -------- --------
Net Income...........................   $  3,355    $  6,660 $ 20,822 $ 22,377
                                        ========    ======== ======== ========
Earnings per Share:
Basic................................   $   0.12    $   0.25 $   0.75 $   0.78
                                        ========    ======== ======== ========
Diluted..............................   $   0.12    $   0.24 $   0.73 $   0.73
                                        ========    ======== ======== ========
Balance Sheet Data (at period end):
Total Current Assets.................   $316,391    $321,024 $288,880 $271,334
                                        ========    ======== ======== ========
Total Assets.........................   $429,334    $439,521 $395,072 $362,828
                                        ========    ======== ======== ========
Total Current liabilities............   $120,894    $135,019 $189,484 $152,729
Total Stockholders' Equity...........    224,040     219,302  205,588  201,099
                                        ========    ======== ======== ========
Total Liabilities and Stockholders'
 Equity..............................   $429,334    $439,521 $395,072 $362,828
                                        ========    ======== ======== ========

  Except as otherwise set forth in this Offer to Purchase, the information concerning the Company contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference to those documents and records. Although Siemens AG, Purchaser, Parent and the Dealer Manager have no knowledge that would indicate that any statements contained in this Offer to Purchase based on those documents and records are untrue, Siemens AG, Parent, Purchaser and the Dealer Manager cannot take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Siemens AG, Parent, Purchaser or the Dealer Manager.

  Other Financial Information. During the course of the discussions and information exchange between Parent, Siemens AG and the Company that led to the execution of the Merger Agreement, the Company provided Parent and Siemens AG and its financial advisors with certain information about the Company and its financial performance which is not publicly available. The information provided included financial projections for the Company as an independent company for fiscal years 2000, 2001 and 2002 (i.e., without regard to the impact on the Company of a transaction with Parent and Purchaser) and the Company's budget for fiscal year 2000. The financial projections included, among other things, the following forecasts of the Company's consolidated revenues and net income, respectively: in 2000, $502.7 million and $16.7 million; in 2001, $595.9 million and $35.4 million; and in 2002, $687.3 million and $55.0 million.

  The Company has advised Siemens AG, Parent and Purchaser that it does not as a matter of course make public any projections as to future performance or earnings, and the aforementioned projections are included in this Offer to Purchase solely because such information was provided to Parent, Siemens AG and their financial advisors during the course of Siemens AG's and Parent's evaluation of the Company. Siemens AG, Parent and Purchaser did not rely on such information in their valuation of the Company. The projections were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The Company has advised Siemens AG, Parent and Purchaser that (i) its internal operating projections are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to various interpretations and periodic revision based on actual experience and business developments and (ii) the projections were based on a number of internal assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters that are inherently subject to significant economic and competitive uncertainties, all of which are difficult to predict and some of which are beyond the control of the Company. Accordingly, there can be no assurance, and no representation or warranty is or has been made by any of the Company, Siemens AG, Parent, Purchaser or any of their representatives that actual results will not vary materially from those described above. The foregoing information is forward-looking in nature and inherently subject to significant uncertainties and contingencies, including industry performance, general business and economic conditions, currency exchange rates, customer requirements, competition, adverse changes in applicable laws, regulations or rules governing environmental, tax and accounting matters and other matters. The inclusion of this information should not be regarded as an indication that the Company, Siemens AG, Parent, Purchaser or anyone who received this information then considered, or now considers, it a reliable prediction of future events, and this information should not be relied on as such. None of the Company, Siemens AG, Parent, Purchaser or any of their respective financial advisors or the Dealer Manager assumes any responsibility for the validity, reasonableness, accuracy or completeness of the projections described above. None of the Company, Siemens AG, Parent, Purchaser or any of their respective financial advisors or the Dealer Manager intends to, and each of them disclaims any obligation to, update, revise or correct such projections if they are or become inaccurate (even in the short term). The projections have not been adjusted to reflect the effects of the Offer or the Merger.

  Available Information. The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference room at the SEC's offices at 450 Fifth Street, N.W., Washington, D.C., 20549 and also should be available for inspection and copying at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611. Copies may be obtained, by mail, upon payment of the SEC's customary charges, by writing to its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and can be obtained electronically on the SEC's Website at http://www.sec.gov. Such material should also be available for inspection at the NYSE, 20 Broad Street, New York, New York 10005, on which exchange the Shares are traded.

9.Certain Information Concerning Siemens AG, Parent and Purchaser.

  Siemens AG is a corporation organized under the laws of the Federal Republic of Germany, with its principal executive offices at Wittelsbacherplatz 2, D-80333 Munich, Federal Republic of Germany. The telephone number of Siemens AG at such location is 011-49-89-636-00. Siemens AG's principal business is the design, development, manufacture and marketing of a wide range of electrical and electronic products and systems.

  Parent is a corporation organized under the laws of the State of Delaware, with its principal executive offices at 153 East 53rd Street, New York, NY 10022. All of the outstanding capital stock of Parent is held by Siemens Beteiligungsverwaltungs, GmbH ("SBV"), Siemens Nixdorf Information systeme AG ("SNI") (each of which is a corporation organized under the laws of the Federal Republic of Germany), Siemens Building Technologies Ltd. ("SBT"), a corporation organized under the laws of Switzerland, and Italian Holding Company Incorporated ("IHC"), a Delaware corporation. Each of SBV, SNI and SBT is a direct wholly owned subsidiary of Siemens AG and IHC is a direct wholly owned subsidiary of SBV. Parent serves as the holding company for businesses of Siemens AG in the United States, and is responsible for developing, coordinating and maintaining the overall business strategy of Siemens AG in the United States.

  Purchaser is a Delaware corporation organized in order to enter into the transactions which are the subject of the Merger Agreement (including the Offer and the Merger). The principal executive offices of Purchaser are located at 153 East 53rd Street, New York, NY 10022. Purchaser is a wholly owned subsidiary of Parent. Purchaser does not have any significant assets or liabilities and has not engaged in activities other than those incident to its formation and capitalization, its execution of the Merger Agreement and the preparation of the Offer and the Merger.

  Other Information Regarding Siemens AG, Parent and Purchaser. The name, citizenship, business address, business telephone number, current principal occupation (including the name, principal business and address of the organization in which such occupation is conducted), and material positions held during the past five years (including the name, principal business and address of the organization in which such occupation was conducted), of each of the directors and executive officers of Siemens AG, Parent and Purchaser are set forth in Schedule A to this Offer to Purchase.

  None of Siemens AG, Parent or Purchaser, or, to the best of their knowledge, any of the persons listed in Schedule A hereto nor any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Shares or has engaged in any transactions in the Shares in the past 60 days. None of Siemens AG, Parent or Purchaser has purchased any Shares during the past two years.

  Except as set forth in Section 10 of this Offer to Purchase, there have been no negotiations, transactions or material contacts between Siemens AG, Parent or Purchaser, or, to the best of their knowledge, any of the persons listed in Schedule A hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. Except as described in Section 10 of this Offer to Purchase, none of Siemens AG, Parent or Purchaser, or, to the best of their knowledge, any of the persons listed in Schedule A hereto, had any transaction with the Company or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the Offer.

10.Background of the Offer; Contacts with the Company.

  Siemens and its affiliates have been generally aware of the Company and its business activities for some time. Various Siemens personnel also have, from time to time, had contact in a business setting with the Company's officers and employees at industry related conferences and otherwise. In addition, the Company and a Siemens affiliate are parties to a Patent Cross-License Agreement pursuant to which they share certain of their patents and technology relating to medical ultrasound equipment. Except as set forth below, however, in the past two years, Siemens AG, Parent and the Company had no previous contacts in the form of contracts, agreements or other business dealings relating to a business combination or similar transaction.

  In early April 2000, at the direction of the Company, representatives of UBS Warburg contacted representatives of Siemens to express the Company's interest in exploring the possibility of a business combination involving the Company and Siemens or one of its affiliates. The Company and Siemens agreed to hold further discussions in Nuremberg, Germany on May 5, 2000.

  On May 5, 2000, the Company and Siemens AG entered into a confidentiality agreement on customary terms that would permit Siemens AG and Parent to obtain confidential information required to evaluate a potential transaction with the Company. Also on May 5, 2000, in Nuremberg, Dr. Samuel H. Maslak, Chairman of the Board and Chief Executive Officer of the Company and Mr. Barry Zwarenstein, Vice President and Chief Financial Officer of the Company, along with representatives of UBS Warburg, met with Prof. Dr. Erich Reinhardt, Chief Executive Officer and Group President of Siemens Medical Engineering, Bernhard Halfpap, Head of Business Planning of Siemens Medical Engineering and John Pavlidis, President of the Ultrasound Division of Siemens Medical Systems, Inc., to discuss the strategic advantages of combining the operations of the Company and Siemens, the complementary nature of their respective businesses and the potential advantages to their customers of a combination.

  Telephone conversations among members of Siemens senior management, and members of the Company's senior management and representatives of the Company's financial advisors were held throughout May and early June 2000 to discuss further a possible business combination.

  On June 9, 2000, certain members of Siemens' management met with the Executive Committee of the Management Board of Siemens AG (the "Siemens Board") to discuss the merits of a possible acquisition of the Company. After discussing a presentation made by Siemens' management, the Siemens Board authorized its management team to proceed with negotiations for an acquisition or other business combination with the Company. On June 19, 2000, Siemens AG engaged Deutsche Banc Alex. Brown as its financial advisor with respect to a potential business combination between Siemens and the Company.

  On June 26, 2000, members of Siemens management met with Siemens' financial advisor to discuss the potential business combination with the Company.

  During the period from June 26, 2000 through July 7, 2000, further meetings and telephone conversations among members of Siemens' management and representatives of Siemens' financial advisor were held to evaluate and consider a business combination with the Company.

  On July 12, 2000, Siemens delivered to the Company a letter indicating Siemens' interest in exploring further a possible business combination with the Company, subject to completion of due diligence and the negotiation of satisfactory definitive agreements. On July 27, 2000 and July 31, 2000, Dr. Maslak and Prof. Dr. Reinhardt had telephone conversations in which they discussed a process and timetable for exploring the potential advantages of a business combination and the method by which due diligence could be pursued.

  On August 8, 2000, members of the Company's senior management and members of Siemens' senior management and financial advisors for the Company and Siemens AG, met to continue to discuss the benefits of a proposed business combination and additional due diligence matters.

  On August 16, 2000, Dr. Maslak and Prof. Dr. Reinhardt held a telephone conversation in which they discussed the results of the August 8 meeting and arranged for further meetings between the two companies. Between August 16, 2000 and August 29, 2000, members of the Company's senior management and members of Siemens' senior management, as well as the two companies' advisors, held meetings in Palo Alto, California and Boston, Massachusetts and had a number of telephone conversations to continue exploring the potential advantages of a transaction and the nature and structure of a business combination. Also during this period, Siemens personnel and Siemens' legal and financial advisors conducted a limited legal and financial due diligence investigation of the Company.

  On September 7, 2000, members of the Company's senior management and members of Siemens' management, together with the financial advisors for the Company and Siemens AG, met to discuss further the terms of a possible business combination, including a price that Siemens would be willing to pay for each Share. After negotiations over the purchase price, Siemens proposed a price of $23.00 for each Share.

  On September 8, 2000, Dr. Maslak contacted Prof. Dr. Reinhardt and indicated that the Company wished to proceed with the proposed transaction, subject to the negotiation of a definitive agreement.

  On September 11, 2000, Clifford Chance Rogers and Wells LLP, Siemens' legal counsel, circulated an initial draft of the Merger Agreement to the Company and Cooley Godward. On September 16, 2000, members of the Company and Siemens' management and their respective legal and financial advisors met to discuss the principal terms of the proposed transaction. The principal issues discussed among the parties during these discussions included the nature and extent of the parties' representations and warranties, the conditions to the Offer, the covenants regarding interim operation of the Company, the parties' respective rights to terminate the Merger Agreement, the amount of the termination payment that would be required of the Company and the circumstances under which such termination payment would become payable, and Parent's commitment with respect to the Company's benefit plans and awards for employees.

  Between September 16 and September 26, 2000, Siemens and its legal counsel, financial advisors and accountants conducted additional confirmatory due diligence on the Company, and representatives of both parties continued to negotiate the terms of the definitive Merger Agreement.

  On September 25, 2000, the Board of Directors of the Company held a special meeting to review the principal terms of the proposed transaction.

  On September 26, 2000, certain members of Siemens' management met with the Siemens Board to present the findings of their due diligence inquiries regarding the possible acquisition of the Company and to seek the Siemens Board's approval to acquire all of the outstanding Shares. After considering the issues presented by its management, the Siemens Board authorized management of Siemens to proceed with the acquisition on substantially the terms negotiated.

  On September 26, 2000, the Board of Directors of the Company held a special meeting to review the status of final negotiations with Siemens. At the meeting, Cooley Godward updated the Board on the changes negotiated to the definitive Merger Agreement since the previous day's special meeting of the Board. Also at this meeting, UBS Warburg rendered to the Board its oral opinion (confirmed by delivery of a written opinion dated September 26, 2000) to the effect that, as of September 26, 2000 and based on and subject to certain matters stated in its opinion, the $23.00 per Share cash consideration to be received in the Offer and the Merger by the holders of Shares was fair, from a financial point of view, to such holders (other than Parent and its affiliates). Siemens and Parent were advised that after full discussion of the matters considered by the Company's Board at such meeting, the Company's Board unanimously approved the proposed transaction and the Merger Agreement, declared the Merger Agreement advisable, authorized the executive officers of the Company to negotiate any final changes necessary to the Merger Agreement and related ancillary documents on behalf of the Company and determined to recommend to the Company's stockholders that they accept the Offer, tender their Shares in the Offer and, if required under the DGCL or the Company's Certificate of Incorporation or Bylaws, vote to adopt the Merger Agreement.

  On the evening of September 26, 2000, the Company, Parent and Purchaser executed the Merger Agreement. The Company and Siemens issued separate press releases announcing the transaction before the opening of trading on the New York Stock Exchange on September 27, 2000.

  On October 5, 2000, Purchaser commenced the Offer.

11.Purpose of the Offer; Plans for the Company; the Merger.

  Purpose. The purpose of the Offer and the Merger is to enable Siemens AG indirectly to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected. The purpose of the Merger is to acquire all of the outstanding Shares not purchased pursuant to the Offer. The Company will, as of the effective time of the Merger, be a direct wholly owned subsidiary of Parent and an indirect wholly owned subsidiary of Siemens AG.

  Plans for the Company. Except as disclosed in this Offer to Purchase, none of Siemens AG, Parent or Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, or sale or transfer of a material amount of assets, involving the Company or any of its subsidiaries, or any material changes in the Company's capitalization, corporate structure, business or composition of its management or the Company's Board of Directors. Parent and Siemens AG will continue to evaluate and review the Company and its business, assets, corporate structure, capitalization, operations, properties, policies, management and personnel with a view towards determining how optimally to realize any potential benefits which arise from the rationalization of the operations of the Company with those of other business units and subsidiaries of Siemens AG and Parent. Such evaluation and review is ongoing and is not expected to be completed until after the consummation of the Offer and the Merger. If, as and to the extent that Parent and Siemens AG acquire control of the Company, Parent and Siemens AG will complete such evaluation and review of the Company and will determine what, if any, changes would be desirable in light of the circumstances and the strategic business portfolio which then exist. Such changes could include, among other things, restructuring the Company through changes in the Company's business, corporate structure, Certificate of Incorporation, Bylaws, capitalization or management or could involve consolidating and streamlining certain operations and reorganizing other businesses and operations.

  Effective upon the acceptance for payment of and payment for Shares by Purchaser or any of its affiliates pursuant to the Offer, by the terms of the Merger Agreement, Parent shall be entitled to designate such number of directors of the Company's Board of Directors as determined by Parent, rounded up to the next whole number, for election or appointment to the Board of Directors of the Company as will give Parent, subject to compliance with
Section 14(f) of the Exchange Act, representation on the Board of Directors of the Company equal to the product of (i) the total number of directors on the Board of Directors of the Company (giving effect to the increase in the size of such Board pursuant to the Merger Agreement) and (ii) the percentage that the number of Shares beneficially owned by Purchaser and Parent (including Shares so accepted for payment and purchased) bears to the number of Shares then outstanding. In furtherance thereof, concurrently with such acceptance for payment and payment for such Shares the Company shall, upon request of Parent or Purchaser and in compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, promptly take all action necessary to increase the size of its Board of Directors by such number as is necessary to enable such designees of Parent and Purchaser to be so elected or appointed to the Company's Board of Directors, and, subject to applicable law, the Company shall cause such designees of Parent and Purchaser to be so elected or appointed.

  Purchaser or an affiliate of Purchaser may, following the consummation or termination of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as it shall determine, which may be more or less than the price paid in the Offer. The Company's Board of Directors has approved the Merger Agreement and Purchaser's acquisition of the Shares pursuant to the Offer and, therefore, Section 203 of the DGCL is inapplicable.

 The Merger Agreement.

  The following is a summary of certain provisions of the Merger Agreement. This summary is not a complete description of the terms and conditions of the Merger Agreement and is qualified in its entirety by reference to the full text of the Merger Agreement which is filed with the SEC as an exhibit to the Tender Offer Statement on Schedule TO filed by Siemens AG, Parent and Purchaser (the "Schedule TO") and is incorporated in this Offer to Purchase by reference. Capitalized terms not otherwise defined below shall have the meanings set forth in the Merger Agreement. The Schedule TO which includes a copy of the Merger Agreement may be examined, and copies obtained, as set forth in Section 8 of this Offer to Purchase.

  The Offer. The Merger Agreement provides that Parent will cause Purchaser to commence the Offer and that upon the terms and subject to prior satisfaction or waiver (to the extent permitted to be waived) of the conditions of the Offer, promptly after expiration of the Offer, Parent will cause Purchaser to accept for payment, and to pay for, all Shares validly tendered and not withdrawn pursuant to the Offer that Purchaser is permitted to accept and pay for under applicable law. The Merger Agreement provides that Purchaser has the right to modify and make certain changes to the terms and conditions of the Offer as described above in Section 1 of this Offer to Purchase.

  If Purchaser acquires 90% or more of the outstanding Shares pursuant to the Offer, it will have the votes necessary under Delaware law to approve the Merger without a meeting of the Company's stockholders. Under the DGCL, if Purchaser owns at least 90% of the outstanding Shares, the Merger may be effected without the vote of, or notice to, the Company's stockholders. Therefore, if at least approximately 28,749,849 Shares (or such greater number as may be necessary if options are exercised) are acquired pursuant to the Offer or otherwise, Purchaser will be able to and intends to effect the Merger without a meeting of holders of the Shares. The Merger Agreement provides that, as soon as practicable after expiration of the Offer, receipt of any required approval by the Company's stockholders of the Merger Agreement and the satisfaction or waiver of certain other conditions, Purchaser will be merged into the Company. At the Effective Time, each then outstanding Share not owned by Parent or any subsidiary of Parent or held in treasury by the Company or any subsidiary of the Company (other than Shares held by stockholders of the Company who properly exercise dissenters' rights under the applicable provisions of the DGCL) will be converted into the right to receive $23.00 in cash or any higher price which may be paid for the Shares pursuant to the Offer, without interest (the "Merger Consideration").

  Vote Required to Approve Merger. The DGCL requires that the adoption of any plan of merger or consolidation of the Company must be approved by the holders of a majority of the Company's outstanding Shares if the "short form" merger procedure described above is not available. In such case, under the DGCL, the affirmative vote of holders of a majority of the outstanding Shares (including any Shares owned by Purchaser) is required to approve the Merger and to adopt the Merger Agreement. If Purchaser acquires, through the Offer or otherwise, voting power with respect to at least a majority of the outstanding Shares (which would be the case if the Minimum Condition were satisfied and Purchaser were to accept for payment, and pay for, Shares tendered pursuant to the Offer), it would have sufficient voting power to effect the Merger without the vote of any other stockholder of the Company.

  Conditions to the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, where permissible, at or prior to the Effective Time, of each of the following conditions:

 . if required by the DGCL, the Merger Agreement shall have been duly adopted by the requisite affirmative vote of the stockholders of the Company in accordance with applicable law and the Certificate of Incorporation and Bylaws of the Company;

 . no statute, rule, regulation, executive order, decree, ruling, judgment, decision, order or injunction shall have been enacted, entered, promulgated, issued or enforced by any court or other Governmental Authority which is in effect and has the effect of prohibiting, restraining or enjoining the consummation of the Merger except to the extent the prohibition, restraint or injunction (i) arises under any antitrust, competition or similar laws, rules or regulations of a jurisdiction outside of the United States or Germany or (ii) (A) arises under other laws, rules or regulations of a jurisdiction outside of the United States or Germany,
   (B) relates to or arises out of the failure to obtain or make any consent, registration, approval, permit, authorization or notice and (C) would not reasonably be expected to result in (1) a Company Material Adverse Effect;
   (2) the imposition on the Company or any of its subsidiaries or Parent or any of its affiliates of fines, penalties or other charges, the assessment against any such person of damages, or the incurrence by any such person of any other loss, liability or injury, in an aggregate amount in excess of $8,000,000; (3) any other material non-financial liability or disability
   (x) of the Company or its material subsidiaries; (y) of Parent or any material corporate affiliate of Parent or any material business unit of Parent or any such material corporate affiliate; or (z) of any immaterial corporate affiliate of Parent or of any immaterial business unit of Parent or any such immaterial corporate affiliate to the extent such liability or disability is material to Parent and its affiliates taken as a whole; or
   (4) any material liability, exposure or disability, or any criminal liability of or to any officer or director of Parent or any of its corporate affiliates (including the Surviving Corporation); and

 . Purchaser shall have accepted for payment and paid for Shares pursuant to the Offer, provided that Parent and Purchaser may not assert this condition if the failure to accept such Shares for payment was in breach of the Merger Agreement or related to a breach of the Merger Agreement by Parent or Purchaser.

  Termination of the Merger Agreement. The Merger Agreement may be terminated at any time before the Effective Time, whether before or after approval of the Merger Agreement and the Merger by the stockholders of the Company (if required by applicable law):

 . by mutual written consent, duly authorized by the Boards of Directors of Parent and the Company;

 .  by either the Company or Parent if:

  . any statute, rule, regulation, executive order, decree, ruling, judgment, decision, order or injunction of or by any court or other Governmental Authority of competent jurisdiction which makes the consummation of the Merger illegal shall be in effect and shall have become final and nonapppealable except to the extent such illegality (A) arises under any antitrust, competition or similar laws, rules or regulations of a jurisdiction outside of the United States or Germany, or (B) arises under other laws, rules or regulations of a jurisdiction outside of the United States or Germany, and (in the case of this clause
     (B) only) either (1) would not reasonably be expected to result (in the case of a termination by Parent) in (w) a Company Material Adverse Effect; (x) the imposition on the Company or any of its subsidiaries or Parent or any of its affiliates of fines, penalties or other charges, the assessment against any such person of damages, or the incurrence by any such person of any other loss, liability or injury, in an aggregate amount in excess of $8,000,000; (y) any other material non-financial liability or disability (I) of the Company or its material subsidiaries;
     (II) of Parent or any material corporate affiliate of Parent or any material business unit of Parent or any such material corporate affiliate; or (III) of any immaterial corporate affiliate of Parent or of any immaterial business unit of Parent or any such immaterial corporate affiliate to the extent such liability or disability is material to Parent and its affiliates taken as a whole; or (z) any material liability, exposure or disability, or any criminal liability of or to any officer or director of Parent or any of its corporate affiliates (including the Company following the Merger) or (2) would not reasonably be expected to result (in the case of a termination by the Company) in any material liability, exposure or disability or any criminal liability of or to any officer or director of the Company or any of its subsidiaries;

  . the Offer (as extended and re-extended) shall have expired without the acceptance for payment of Shares; or

  . the purchase of the Shares pursuant to the Offer (as extended and re-extended) shall not have occurred on or prior to the close of business on December 31, 2000 (the "Outside Date") (provided that if on the Outside Date, the conditions set forth in either clause (ii) or clause
     (iii) of the first paragraph of Annex A to the Merger Agreement, or any other condition relating to antitrust or competition law clearance with respect to the Offer or the Merger, has not been satisfied, then the Outside Date may be extended by either the Company or Parent until March 31, 2001 (the "Extended Outside Date"); unless, in the case of any of the clauses relating to this termination right (as described in this and the two preceding bullet points), such event has been caused by a breach of the Merger Agreement by the party seeking such termination;

 . by Parent (the "Parent Competing Offer Termination Right"), if before the purchase of Shares pursuant to the Offer, the Board of Directors of the Company or any committee thereof shall:

  . have recommended an Acquisition Proposal (as defined under "Acquisition Proposal" below) or failed to publicly announce its recommendation against an Acquisition Proposal within five business days after the first public announcement of the Acquisition Proposal;

  . have withdrawn, modified in a manner adverse to Parent or amended in a manner adverse to Parent its approval or recommendation of the Offer, the Merger Agreement or the Merger or failed to reaffirm its approval or recommendation of the Offer or the Merger or the adoption of the Merger Agreement upon Parent's reasonable written request;

  . have executed a letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement providing for consummation of an Acquisition Proposal with a third party; or

  .  have resolved to do any of the foregoing;

 . by Parent (the "Parent Breach Termination Right"), if before the purchase of Shares pursuant to the Offer:

  . any of the Company's representations and warranties contained in the Merger Agreement shall be inaccurate as of the date of the Merger Agreement, or (except for the representation of the Company contained in Section 5.7(b) of the Merger Agreement) shall have become inaccurate as of a date subsequent to the date of the Merger Agreement (as if made on such subsequent date) such that the condition set forth in clause (c)(i) of Annex A to the Merger Agreement would not be satisfied; or

  . any of the Company's covenants contained in the Merger Agreement shall have been breached such that the condition set forth in clause (c)(i) of Annex A to the Merger Agreement would not be satisfied if, in the case of this or the preceding clause, the Company shall have failed to cure such breach within 30 days after written notice of the breach; provided, however, that if an inaccuracy in the Company's representations and warranties or a breach of a covenant by the Company is not curable by the Company prior to the Outside Date or the Extended Outside Date, whichever is applicable, no such 30-day notice shall be required;

 . by the Company prior to the acceptance for purchase of shares pursuant to the Offer if:

  . there shall have been a breach in any material respect of any representation or warranty in the Merger Agreement of Parent or Purchaser;

  . Parent or Purchaser shall have failed to commence the Offer within the time required under the Merger Agreement; or

  . Parent or Purchaser shall not have performed or complied with any other material covenant or material agreement contained in the Merger Agreement, which breach, in the case of the first two clauses above, shall not have been cured prior to 20 business days following notice of such breach to Parent and Purchaser by the Company; or

 . by the Company (the "Company Competing Offer Termination Right") at any time after the Initial Expiration Date and prior to the acceptance for purchase of Shares pursuant to the Offer, if:

  . at any time after the date of the Merger Agreement, a third party shall have disclosed, announced, submitted or made a Superior Proposal (as defined under "Acquisition Proposal" below), and

  . the Company's Board of Directors has determined in good faith after consultation with outside counsel that termination of the Merger Agreement by the Company is necessary in order for the Company's Board of Directors to comply with its fiduciary duties; provided, however, that the Company must give Parent two business days prior written notice of the Company's intention to terminate the Merger Agreement prior to exercising this termination right.

  Effect of Termination. In the event of termination of the Merger Agreement by either Parent or the Company pursuant to any of the provisions described in the immediately preceding section, the Merger Agreement will become void and there will be no liability or further obligation on the part of the Company, Parent, Purchaser or their respective officers or directors, except for obligations enumerated below under "Fees and Expenses" and provisions of the Merger Agreement with respect to confidentiality of non-public data regarding the Company and the allocation of liability for payment of expenses and fees, all of which would survive any termination of the Merger Agreement.

  Fees and Expenses. The Company will be required to pay Parent a termination payment of $27,500,000 if the Merger Agreement is terminated:

 .  by Parent as a result of exercising its Parent Competing Offer Termination
   Right;

 .  by the Company as a result of exercising its Company Competing Offer
   Termination Right; or

 . by (i) either Parent or the Company as a result of the Offer expiring without any Shares being purchased by Purchaser; (ii) either Parent or the Company if the purchase of Shares pursuant to the Offer shall not have occurred by the Outside Date or the Extended Outside Date, as applicable; or
   (iii) by Parent as a result of exercising its Parent Breach Termination Right, if in addition,

  . if the termination was a result of subclause (i) or (ii) of the preceding bullet point, between the date of the Merger Agreement and the termination of the Merger Agreement, a third party (other than Parent or an affiliate of Parent) shall have publicly announced an Acquisition Proposal that is pending on the date of termination of the Merger Agreement,

  . if the termination was a result of subclause (iii) of the preceding bullet point, between the date of the Merger Agreement and the date of termination, an Acquisition Proposal was received by the Company (whether or not publicly announced) and the Acquisition Proposal was not withdrawn, by bona fide action of the third party who made the Acquisition Proposal; and, in any case,

  .  within 270 days after the termination of the Merger Agreement, either
     (a) the Company enters into a definitive acquisition agreement providing for an Acquisition Proposal or (b) an Acquisition Proposal is consummated (provided that for purposes of this provision of the Merger Agreement, all references in the definition of "Acquisition Proposal" to "20%" and "80%" shall be deemed to be "50%").

  Acquisition Proposals. The Company has agreed that none of the officers or directors of the Company or any of the Company's Subsidiaries shall, and that it shall direct and use its reasonable best efforts to cause the Company's and the Company's subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of the Company's subsidiaries) not to, directly or indirectly:

  . initiate, solicit, knowingly encourage or facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer (including without limitation an offer to stockholders of the Company) for a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of the Company's subsidiaries that, if consummated would result in the stockholders of the Company immediately prior to the consummation of such transaction beneficially owning less than 80% of the voting power of the Company immediately after the consummation of such transaction, or any purchase or sale of 50% or more of the consolidated assets (including without limitation stock of the Company's subsidiaries) of the Company and the Company's subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, the equity securities of the Company that, if consummated, would result in any person (or the stockholders of such person) beneficially owning securities representing 20% or more of the total voting power of the Company (or of the surviving parent entity in such transaction) or any of the Company's material subsidiaries (any such proposal, offer or transaction, other than a proposal or offer made by Parent or an affiliate thereof, being referred to as an "Acquisition Proposal");

  . have any discussion with or provide any confidential information or data to any person relating to an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal;

  . approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal; or

  . approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing related to any Acquisition Proposal.

  Notwithstanding the foregoing restrictions, the Company or its Board of Directors is permitted at any time prior to the time of the stockholders' meeting to adopt the Merger Agreement:

  . to the extent applicable, (a) to comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal and (b) to make disclosure to the Company's stockholders that, in the good faith judgment of the Company's Board of Directors after consultation with outside counsel, is required under applicable law;

  . to withdraw or change the recommendation of the Company's Board of Directors in respect of the Offer, the Merger or the Merger Agreement or to approve or recommend or to propose publicly to approve or recommend any Acquisition Proposal;

  . to engage in any discussions or negotiations with, or provide any information to, any person in response to an unsolicited bona fide written Acquisition Proposal by any such person; or

  . to enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement, with respect to a Superior Proposal (as defined below), if and only to the extent that, in any such case referred to in this or the preceding two clauses,

    . (x) in the case of the second clause above, it has received an unsolicited bona fide written Acquisition Proposal from a third party and the Company's Board of Directors concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal and
       (y) in the case of the third clause above, the Company's Board of Directors concludes in good faith that such Acquisition Proposal reasonably could be expected (without any change in the amount or type of consideration offered) to constitute a Superior Proposal,

    . in the case of the second, third and fourth clauses above, the Board of Directors, after consultation with outside counsel, determines in good faith that taking such action is necessary in order for the Board of Directors to comply with its fiduciary duties under applicable law,

    . prior to the Company's Board of Directors taking or authorizing any action described in the second or fourth clauses above, Parent shall have been afforded the right for at least three business days to amend the terms of the Offer in response to such Acquisition Proposal,

    . prior to providing any information or data to any person, the Board of Directors receives from such person an executed confidentiality agreement having provisions that are customary in such agreements, as advised by counsel, and no less restrictive of such person than the confidentiality agreement entered into between Parent and the Company, and

    . prior to providing any information or data to any person or entering into discussions or negotiations with any person, the Company notifies Parent promptly of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such person and the material terms and conditions of any inquiries, proposals or offers.

  For purposes of the Merger Agreement, the term "Superior Proposal" means a bona fide written proposal made by a person other than Parent or an affiliate of Parent which the Company's Board of Directors concludes in good faith (following receipt of the advice of its financial advisors and after consultation with outside legal counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, (i) would, if consummated, result in a transaction that is more favorable to the Company's stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by the Merger Agreement and (ii) is probable of completion.

  The Company also agreed that it will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of the Merger Agreement with any parties conduct prior to the date of the Merger Agreement with respect to any Acquisition Proposal. In addition, the Company shall promptly request each person that within the past 13 months has executed a confidentiality agreement in connection with its consideration of a possible Acquisition Proposal to return (or, if required under the provisions of the confidentiality agreement, destroy) all confidential information previously furnished to such person. The Company agreed to promptly inform its directors, officers, key employees, agents and representatives of its obligations undertaken in this section of the Merger Agreement and agreed that it will not to submit to the vote of its stockholders any Acquisition Proposal other than the Merger.

  In the Merger Agreement, the Company agreed to (i) notify Parent promptly (and in any event within one business day) after receipt of any Acquisition Proposal (or any indication that any person is considering making an Acquisition Proposal) or any request for non-public information relating to the Company or any of its subsidiaries or for access to the properties, books or records of the Company or any of its subsidiaries by any person that may be considering making, or has made, an Acquisition Proposal, (ii) notify Parent promptly of any material change to any such Acquisition Proposal, indication or request and (iii) upon reasonable request by Parent, provide Parent with all material information about any such Acquisition Proposal, indication or request.

  Covenants and Representations and Warranties. The Merger Agreement contains certain other restrictions as to the conduct of business by the Company pending the Merger, including covenants restricting the Company's ability to take actions which would change or affect the capital structure of the Company, as well as representations and warranties of each of the parties customary in transactions of this kind.

  Amendment of the Merger Agreement. The Merger Agreement may not be amended except by action taken by the parties' respective Boards of Directors or duly authorized committees thereof and then only by an instrument in writing signed on behalf of each of the parties to the Merger Agreement and in compliance with applicable law and the Merger Agreement. Subject to the terms of the Merger Agreement and applicable law, such amendment may take place at any time prior to the Closing Date and whether before or after the Company Stockholders' Approval is obtained; provided, however, that after the Company Stockholders' Approval is obtained, no amendment may be made which would reduce the amount or change the kind of consideration to be received by the holders of Shares upon consummation of the Merger or alter or change any of the terms and conditions of the Merger Agreement if such alteration or change would adversely effect the holders of any class or series of securities of the Company.

  Treatment of Options and Restricted Shares. The Merger Agreement provides that, as of the Effective Time, each outstanding option to purchase Shares granted under any stock option agreement, compensation plan or arrangement (each, an "Option") will automatically be cancelled, whether or not then vested or exercisable, and the holder of such Option will thereafter be entitled to receive an amount in cash equal to the product obtained by multiplying (1) the difference between the Common Stock Price and the per share exercise price of such Option, by (2) the number of Shares covered by such Option. The Surviving Corporation will deliver such payment to the holder of such Option on the date on which such option would have vested, subject to the conditions for vesting in the applicable award for such option; provided, however, that payment will be made on each outstanding and fully vested option at the Effective Time.

  Pursuant to the conversion of Options, based upon the Options outstanding at September 22, 2000 and a $23.00 Common Stock Price, a total of approximately $69.2 million would be paid to optionees, including approximately $26.8 million to executive officers and approximately $0.9 million to non-employee directors of the Company.

  Indemnification of Officers and Directors. Parent agreed in the Merger Agreement that all rights to indemnification now existing in favor of any current or former director or officer of the Company as provided in the Company's Certificate of Incorporation or Bylaws or in a written agreement between any such person and the Company in effect on September 26, 2000 shall survive the Merger and shall continue in full force and effect until the expiration of all applicable statutes of limitation. Parent also agreed in the Merger Agreement to (or to cause the Surviving Corporation to) indemnify all current and former directors and officers of the Company to the fullest extent the Company would be permitted by Delaware law to indemnify them with respect to all acts and omissions arising out of such individuals' service as officers or directors of the Company or any of its subsidiaries or as trustees, fiduciaries or administrators of any plan for the benefit of employees occurring prior to the Effective Time. Without limitation of the foregoing, in the event any such person is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including, without limitation, the transactions contemplated by the Merger Agreement, occurring prior to, and including, the Effective Time, Parent will (or will cause the Surviving Corporation to) pay such person's reasonable legal and other expenses of counsel selected by such person and reasonably acceptable to Parent (including the cost of any investigation, preparation and settlement) incurred in connection therewith promptly after statements therefor are received by Parent; provided, however, that neither Parent nor the Surviving Corporation shall, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all indemnified persons (it being understood, however, that if any indemnified person or counsel for any indemnified person determines in good faith that there is, under applicable standards of professional conduct, a conflict on any significant issue between two or more indemnified persons, then each such indemnified person may engage separate counsel at the expense of Parent and the Surviving Corporation). Parent is entitled to participate in the defense of any such action or proceeding, and counsel selected by the indemnified person shall, to the extent consistent with their professional responsibilities, cooperate with Parent and any counsel designated by Parent (it being understood that no indemnified person shall be liable for any settlement effected without his express written consent). Parent shall pay all reasonable fees and expenses, including attorneys' fees, that may be incurred by any indemnified person in enforcing the indemnity and other obligations provided for in the Merger Agreement.

  In addition, Parent agreed in the Merger Agreement that the Company shall maintain and, from and after the Effective Time, the Surviving Corporation shall cause to be maintained, in effect for not less than six years from the Effective Time the current policies of directors' and officers' liability insurance maintained by the Company; provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to such persons; and provided, further, that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; and provided, further, that the Surviving Corporation shall not be required to pay an annual premium in excess of 200% of the last annual premium paid by the Company prior to the date of the Merger Agreement; and if the Surviving Corporation is unable to obtain the insurance required by the Merger Agreement, it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

  Treatment of Employee Benefits. Following the Effective Time, Parent shall honor, and cause the Surviving Corporation to honor, each Company Plan and the related funding arrangements of such Company Plan in accordance with its terms and shall interpret such Company Plan in accordance with the past practice of the Company. Without limiting the generality of the foregoing, Parent shall honor, and cause the Surviving Corporation to honor, all vacation, personal and sick days accrued by employees of the Company and its subsidiaries under any plans, policies, programs and arrangements of the Company and its ERISA Affiliates immediately prior to the Effective Time. From the Effective Time until December 31, 2001, Parent shall provide, and cause the Surviving Corporation to provide, employee benefits under employee benefit plans to the employees and former employees of the Company and its subsidiaries that are in the aggregate no less favorable than those provided to such persons pursuant to Company Plans on the date of the Merger Agreement (excluding equity and equity-based compensation); provided, however, that the provisions of the Merger Agreement will not prohibit Parent or the Surviving Corporation from requiring normal and customary employee contributions with respect to medical and other similar employee benefit plans. Nothing in the Merger Agreement shall prohibit any changes to any Company Plan that are (i) required by law (including, without limitation, any applicable qualification requirements of Section 401(a) of the Code); (ii) necessary as a technical matter to reflect the transactions contemplated by the Merger Agreement; or (iii) required for the Surviving Corporation to provide for or permit investment in its securities or Parent's securities. Furthermore, nothing in the Merger Agreement shall require Parent to continue any particular Company Plan or prevent the amendment or termination thereof (subject to the maintenance, in the aggregate, of the benefits as provided in the Merger Agreement and to the obligation to provide benefits as provided in the Merger Agreement).

  With respect to any employee benefit plans in which any employees of the Company or its subsidiaries first become eligible to participate, on or after the Effective Time, and in which the Company employees did not participate prior to the Effective Time, Parent shall: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the employees of the Company and its subsidiaries under any such new plans in which such employees may be eligible to participate after the Effective Time, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Company Plan; (ii) provide each employee of the Company and its subsidiaries with credit for any co-payments and deductibles paid prior to the Effective Time (to the same extent such credit was given under the analogous Company Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any such new plan in which such employees may be eligible to participate after the Effective Time; (iii) recognize all service of such employees for all purposes (including, without limitation, purposes of eligibility to participate, vesting, and, except with respect to grandfathered provisions contained in Parent's health plans applicable to employees hired prior to September 30, 1991, entitlement to benefits, and, except with respect to defined benefit pension plans, benefit accrual) in any such new plan in which such employees may be eligible to participate after the Effective Time, and (iv) with respect to flexible spending accounts, provide each employee of the Company and its subsidiaries with a credit for any salary reduction contributions made thereto and a debit for any expenses incurred thereunder with respect to the plan year in which the Effective Time occurs; provided, that the foregoing shall not apply to the extent it would result in duplication of benefits.

  Composition of the Board of Directors. Effective upon the acceptance for payment of and payment for Shares by Purchaser or any of its affiliates pursuant to the Offer, Parent shall be entitled to designate such number of directors of the Board of Directors of the Company as determined by Parent, rounded up to the next whole number, for election or appointment to the Board of Directors of the Company as will give Parent, subject to compliance with
Section 14(f) of the Exchange Act, representation on the Board of Directors of the Company equal to the product of (i) the total number of directors on the Board of Directors of the Company (giving effect to the increase in the size of such Board pursuant to this provision) and (ii) the percentage that the number of Shares beneficially owned by Purchaser and Parent (including Shares so accepted for payment and purchased) bears to the number of Shares then outstanding. Concurrently with such acceptance for payment and payment for such Shares the Company shall, upon request of Parent or Purchaser and in compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, promptly take all action necessary to increase the size of its Board of Directors by such number as is necessary to enable such designees of Parent and Purchaser to be so elected or appointed to the Company's Board of Directors, and, subject to applicable law, the Company shall cause such designees of Parent and Purchaser to be so elected or appointed. At such time, the Company shall, if requested by Parent or Purchaser and subject to applicable law, cause persons designated by Parent and Purchaser to constitute at least the same percentage (rounded up to the next whole number) as is on the Company's Board of Directors of (i) each committee of the Company's Board of Directors; (ii) each board of directors (or similar body) of each subsidiary of the Company; and (iii) each committee (or similar body) of each such board.

  From and after the Effective Time, the directors of the Surviving Corporation shall be those individuals appointed by Parent in its capacity as sole stockholder of the Surviving Corporation and such directors shall serve in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

  Appraisal Rights. Holders of Shares do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, each holder of Shares who has neither voted in favor of the Merger nor consented thereto in writing will be entitled to an appraisal by the Delaware Court of Chancery of the fair value of his or her Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid. In determining such fair value, the Court may consider all relevant factors. The value so determined could be more or less than the consideration to be paid in the Offer and the Merger. Any judicial determination of the fair value could be based upon considerations other than or in addition to the market value of the shares of Company Common Stock, including, among other things, asset values and earning capacity.

  If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his right to appraisal as provided in the DGCL, the Shares of such stockholder will be converted into the Merger Consideration in accordance with the Merger Agreement. A stockholder may withdraw his demand for appraisal by delivery to Parent of a written withdrawal of his or her demand for appraisal and acceptance of the Merger.

  The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL.

  Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.

  Rule 13e-3. The Merger would have to comply with any applicable federal law operative at the time of its consummation. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions.

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

Purchaser does not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger and the consideration offered to minority stockholders be filed with the SEC and disclosed to minority stockholders prior to consummation of the Merger.

  The Rights presently are transferable only with the Share Certificates. The surrender for transfer of Share Certificates evidencing any Shares will also constitute the transfer of the Rights associated with the Shares represented by such Share Certificates. Pursuant to the terms of the Merger Agreement, the Company has taken all necessary action so that the Offer will not result in the grant of any Rights or enable or require any Rights to be exercised, distributed or triggered.

12.Source and Amount of Funds.

  Purchaser estimates that the total amount of funds required to purchase all of the outstanding Shares pursuant to the Offer and the Merger and to pay related fees and expenses will be approximately $825 million. Siemens AG and its affiliates will finance the Offer and the Merger with internally generated funds.

13.Certain Conditions of the Offer.

  Notwithstanding any provision of the Offer or the Merger Agreement, in addition to (and except as otherwise set forth in the Merger Agreement, not in limitation of) Purchaser's rights pursuant to the Merger Agreement to extend and amend the Offer in accordance with the Merger Agreement, and subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) under the Exchange Act) relating to Purchaser's obligation to pay for or return tendered Shares after termination of the Offer, Purchaser shall not be required to accept for payment or pay for and may delay the acceptance for payment of or, subject to Rule 14e-1(c) of the Exchange Act, the payment for, any tendered Shares not theretofore accepted for payment or paid for, and Purchaser may amend the Offer (subject to the terms of the Merger Agreement) if (i) the Minimum Condition is not met; (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated; (iii) the approval period with respect to the German Federal Cartel Authority shall not have been terminated; or (iv) at any time on or after the date of the Merger Agreement and prior to the time of acceptance of such Shares for payment pursuant to the Offer or the payment therefor, any of the following conditions has occurred and continues to exist through the time of acceptance for payment or payment:

 . there shall be pending any suit, action, or proceeding that is reasonably likely to succeed, brought by a Governmental Authority against Parent or any affiliate of Parent or the Company or any affiliate of the Company (other than any suit, action or proceeding relating to antitrust, competition or other similar laws, rules or regulations of a jurisdiction outside of the United States or Germany):

  . challenging the acquisition by Parent or Purchaser of the Shares, seeking to make illegal, materially delay, make materially more costly or otherwise directly or indirectly restrain or prohibit the making or consummation of the Offer and the Merger or the performance of any of the other transactions contemplated by the Merger Agreement or seeking to obtain from the Company, Parent or Purchaser any damages or penalties, that in any case referred to in this clause for which the standard in the preamble to this condition is met is reasonably likely to result in consequences that are materially adverse to Parent, the Company or their respective material affiliates;

  . seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of their respective subsidiaries or affiliates of any of the businesses or assets of the Company, Parent or any of their respective subsidiaries or affiliates, or to compel the Company, Parent or any of their respective subsidiaries or affiliates to dispose of or hold separate all or any material portion of the businesses or assets of the Company or Parent, as a result of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement;

  . seeking to impose material limitations on the ability of Parent or Purchaser to acquire or hold, or exercise full rights of ownership of, any Shares accepted for payment pursuant to the Offer including, without limitation, the right to vote the Shares accepted for payment by it on all matters properly presented to the stockholders of the Company;

  . seeking to prohibit Parent or any of its subsidiaries or affiliates from effectively controlling in any material respect the business or operations of the Company or its subsidiaries;

  . requiring divestiture by Purchaser or any of its affiliates of any Shares; or

  . which otherwise is reasonably likely to have a Company Material Adverse Effect;

 . there shall be any statute, rule, regulation, executive order, decree, ruling, judgment, decision, order or injunction (including with respect to competition or antitrust matters) enacted, entered, promulgated, issued or enforced, or any statute, rule, regulation, executive order, decree, ruling, judgment, decision, order or injunction which has been proposed by the relevant legislative or regulatory body and is reasonably likely to be enacted, entered, promulgated, issued or enforced with respect to or deemed applicable to:

  . Parent, the Company or any of their respective subsidiaries or affiliates or

  . the Offer or the Merger or any of the other transactions contemplated by the Merger Agreement, by any court or other Governmental Authority, other than applicable waiting periods under the HSR Act as specified in the first paragraph of this Section 13 of the Offer to Purchase or the approval period applicable to the German Federal Cartel Authority and other than any statute, rule, regulation, executive order, decree, ruling, judgment, decision, order or injunction of any court or other Governmental Authority relating to antitrust, competition or other similar laws, rules or regulations of a jurisdiction outside of the United States or Germany, in any case, that have resulted or would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in the proceeding condition;

 .  the representations and warranties of the Company contained in the Merger
   Agreement shall not be true and correct (without giving effect in any such representation or warranty (other than in Section 5.7(b) of the Merger Agreement)) to any Company Material Adverse Effect standard, qualification or exception contained therein but after giving effect to any other materiality standard, qualification or exception contained therein) at the date of the Merger Agreement and as of the consummation of the Offer with the same effect as if made at and as of the consummation of the Offer (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date) except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that for purposes of this clause, none of the following, to the extent arising after the date of the Merger Agreement, shall be deemed to constitute a Company Material Adverse Effect and none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: (A) any effect resulting from the announcement or pendency of the Offer or the Merger (including, without limitation, any cancellations of or delays in customer orders or shipments, any disruption in supplier, distributor, partner or similar relationships or any loss of employees); (B) any effect resulting from compliance with the terms of, or the taking of any action required by, the Merger Agreement; or (C) any effect resulting from the matters disclosed pursuant to Section 5.7(b) of the Merger Agreement;

 . the Company shall have failed to perform or comply in all material respects with its covenants and obligations contained in the Merger Agreement, which failure to perform has not been cured within ten business days after the giving of written notice to the Company;

 . there shall have occurred since the date of the Merger Agreement any events or changes which, individually or in the aggregate, constitute or would reasonably be expected to have a Company Material Adverse Effect; provided, however, that for purposes of this condition only, none of the following, to the extent arising after the date of the Merger Agreement, shall be deemed to constitute a Company Material Adverse Effect, and none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: (i) any effect resulting from any material fluctuations in currency prices;
   (ii) any effect relating to conditions generally affecting companies operating in the ultrasound industry, in the same general manner and to the same general extent; (iii) any effect resulting from the announcement or pendency of the Offer or the Merger (including, without limitation, any cancellations of or delays in customer orders or product shipments, any disruption in supplier, distributor, partner or similar relationships or any loss of employees); (iv) any effect resulting from compliance with the terms of, or the taking of any action required by, the Merger Agreement; or
   (v) any effect resulting from the matters disclosed pursuant to Section 5.7(b) of the Merger Agreement. In addition, any failure by the Company following the date of the Merger Agreement to meet internal projections or forecasts or published revenue or earnings predictions, in and of itself, shall not be deemed to constitute a Company Material Adverse Effect (it being understood that such failure may nonetheless be evidence of other events that have resulted in the occurrence of a Company Material Adverse Effect);

 .  the Board of Directors of the Company or any committee thereof shall:

  . have recommended an Acquisition Proposal or failed to publicly announce its recommendation against an Acquisition Proposal within five business days after the first public announcement of the Acquisition Proposal;

  . have withdrawn, modified in a manner adverse to Parent or amended in a manner adverse to Parent its approval or recommendation of the Offer, the Merger Agreement or the Merger or failed to reaffirm its approval or recommendation of the Offer or the Merger or the adoption of the Merger Agreement upon Parent's reasonable written request;

  . have executed a letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement providing for consummation of an Acquisition Proposal with a third party; or

  .  have resolved to do any of the foregoing;

 . the Merger Agreement shall have been terminated in accordance with its terms, or any event shall have occurred which gives Parent or Purchaser the right to terminate the Merger Agreement or not consummate the Merger;

 .  there shall have occurred and be continuing:

  . any general suspension of trading in, or limitation in prices for securities on any national securities exchange or in the over-the-counter market (other than as a result of market circuit-breakers or other similar procedures);

  . the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory);

  . a commencement of war or armed hostilities or other national or international calamity directly or indirectly involving the United States, which has a significant adverse effect on the functioning of financial markets in the United States; or

  . in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

 . there shall not have been obtained any third party non-governmental consent that is required to be obtained in connection with the Offer or the Merger that (i) is not disclosed pursuant to Section 5.4(b) of the Merger
   Agreement and (ii) does not arise solely by reason of a contract or other agreement entered into after the date of the Merger Agreement with the express written consent of Parent, unless the failure to obtain such consent, individually or in the aggregate with other such failures, would not reasonably be expected to result in (A) a Company Material Adverse Effect; (B) the imposition on the Company or any of its subsidiaries or Parent or any of its affiliates of fines, penalties or other charges, the assessment against any such person of damages, or the incurrence by any such person of any other loss, liability or injury, in an aggregate amount in excess of $8,000,000; (C) any other material non-financial liability or disability (1) of the Company or its material subsidiaries; (2) of Parent or any material corporate affiliate of Parent or any material business unit of Parent or any such material corporate affiliate; or (3) of any immaterial corporate affiliate of Parent or of any immaterial business unit of Parent or any such immaterial corporate affiliate to the extent such liability or disability is material to Parent and its affiliates taken as a whole; or (D) any material liability, exposure or disability, or any criminal liability of or to any officer or director of Parent or any of its corporate affiliates (including the Surviving Corporation);

 . any consent, registration, approval, permit, authorization or notice required to be obtained or made by the Company, Parent or Purchaser or any of their respective affiliates from or with any Governmental Authority (other than with respect to any U.S. or foreign antitrust, competition or other similar law, rule or regulation) in connection with the execution, delivery and performance of the Agreement, the making or consummation of the Offer or the consummation of the Merger shall not have been obtained or made, unless the failure to obtain or make any such consent, registration, approval, permit, authorization or notice, individually or in the aggregate, would not reasonably be expected to result in (A) a Company Material Adverse Effect; (B) the imposition on the Company or any of its subsidiaries or Parent or any of its affiliates of fines, penalties or other charges, the assessment against any such person of damages, or the incurrence by any such person of any other loss, liability or injury, in an aggregate amount in excess of $8,000,000; (C) any other material non-financial liability or disability (1) of the Company or its material subsidiaries; (2) of Parent or any material corporate affiliate of Parent or any material business unit of Parent or any such material corporate affiliate; or (3) of any immaterial corporate affiliate of Parent or of any immaterial business unit of Parent or any such immaterial corporate affiliate to the extent such liability or disability is material to Parent and its affiliates taken as a whole; or (D) any material liability, exposure or disability, or any criminal liability of or to any officer or director of Parent or any of its corporate affiliates (including the Surviving Corporation); or

 .  it shall have been publicly disclosed that any Person, entity or "group"
   (as defined in Section 13(d)(3) of the Exchange Act) shall have acquired beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of more than 20% of the then-outstanding Shares, through the acquisition of stock, the formation of a group or otherwise.

  Subject to the Merger Agreement, the foregoing conditions are solely for the benefit of Parent and Purchaser and may be waived by either Parent or Purchaser, in whole or in part at any time and from time to time, in the sole discretion of Parent and Purchaser. The failure by Parent and Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

  A public announcement shall be made of a material change in, or waiver of, such conditions, and the Offer may, in certain circumstances, be extended in connection with any such change or waiver. All Offer Conditions must be satisfied or waived prior to the commencement of any Subsequent Offering Period.

14.Dividends and Distributions.

  Pursuant to the Merger Agreement, the Company has agreed that during the term of the Merger Agreement the Company may not declare, set aside or pay any dividend on or any other distributions (whether in cash, stock, property or otherwise) with respect to any Shares (except for any dividends paid by a wholly owned direct or indirect subsidiary of the Company to such subsidiary's parent).

15.Certain Legal Matters.

  General. Except as otherwise disclosed in this Offer to Purchase, based upon an examination of publicly available filings with respect to the Company, Parent and Purchaser are not aware of any licenses or other regulatory permits which appear to be material to the business of the Company and which might be adversely affected by the acquisition of the Shares by Purchaser pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of the Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is currently contemplated that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to the Company's or Parent's business or that certain parts of the Company's or Parent's business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken, any of which might enable Purchaser to elect to terminate the Offer without the purchase of the Shares thereunder, if the relevant conditions to termination were met. Purchaser's obligation under the Offer to accept for payment and pay for the Shares is subject to certain conditions. See Section 13.

  United States Antitrust Compliance. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of the Shares by Purchaser is subject to these requirements. See Section 2 of this Offer to Purchase as to the effect of the HSR Act on the timing of Purchaser's obligation to accept Shares for payment.

  Pursuant to the HSR Act, Parent and its affiliates filed a Notification and Report Form with respect to the acquisition of the Shares pursuant to the Offer and the Merger with the Antitrust Division and the FTC on October 3, 2000. Under the provisions of the HSR Act applicable to the purchase of the Shares pursuant to the Offer, such purchases may not be made until the expiration of a 15-calendar day waiting period following the filing by Parent. Accordingly, the waiting period under the HSR Act will expire at 11:59 p.m., New York City time, on or about October 18, 2000, unless early termination of the waiting period is granted or Parent receives a request for additional information or documentary material prior thereto. Pursuant to the HSR Act, Parent will request early termination of the waiting period applicable to the Offer. There can be no assurances given, however, that the 15-day HSR Act waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from Parent, the waiting period would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request unless the waiting period is sooner terminated by the FTC or the Antitrust Division. Only one extension of such waiting period pursuant to a request for additional information is authorized by the rules promulgated under the HSR Act, except by agreement or by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4. Parent expects the waiting period under the HSR Act to expire at the end of the 15-day period, if not earlier terminated.

  The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of the Shares by Purchaser pursuant to the Offer. At any time before or after Purchaser's purchase of the Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of the Shares pursuant to the Offer or seeking divestiture of the Shares acquired by Purchaser or the divestiture of substantial assets of Parent, the Company or any of their respective subsidiaries or affiliates. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. See Section 13 of this Offer to Purchase for certain conditions to the Offer that could become applicable in the event of such a challenge.

  German Antitrust Compliance. Under German laws and regulations relating to the regulation of monopolies and competition, certain acquisition transactions may not be consummated in Germany unless certain information has been furnished to the German Federal Cartel Office (the "FCO" or "Bundeskartellamt") and certain waiting period requirements have been satisfied without issuance by the FCO of an order to refrain. The purchase of the Shares by Purchaser pursuant to the Offer and the consummation of the Merger are subject to such requirements. Under such laws, the FCO has one month (unless earlier terminated by the FCO) from the time of filing of such information with the FCO to clear the Offer and the Merger or to advise the parties of its intention to investigate the Offer and the Merger in-depth, in which case the FCO has four months from the date of filing in which to take steps to oppose the Offer and the Merger. According to the German law against restraints of competition, the purchase of the Shares pursuant to the Offer may not be consummated before the end of the one-month period, and, provided that the FCO has informed the parties about the initiation of an in-depth review within such period, before the end of the four-month period or its agreed-upon extension, unless the FCO has given its clearance to the transaction in writing before the end of such periods. In the course of its reviews, the FCO will examine whether the proposed acquisition of the Shares by Purchaser pursuant to the Offer would create a dominant market position or strengthen an already-existing dominant position in Germany. If the FCO makes such a finding, it will act to prohibit the transaction. While Siemens AG, Parent and Purchaser do not believe that there is any basis for the FCO to investigate the Offer and the Merger in-depth, there can be no assurance that the FCO will not investigate or oppose the transactions or that the FCO will not extend the waiting period.

  Siemens AG filed the information with the FCO on September 29, 2000. Siemens AG and Parent currently expect to obtain the requisite clearance by the FCO prior to the scheduled Expiration Date. In the event that such clearance is not obtained prior to the Expiration Date, the Offer may be extended until March 31, 2001.

  Other Antitrust and Competition Law Requirements. Parent and Purchaser have been advised that notice filings with respect to the Offer and the Merger may be required in Austria, Italy, Brazil and Argentina, among other countries. Pursuant to the terms of the Merger Agreement, Parent and Purchaser have agreed to assume the risk of obtaining antitrust and competition law clearances in each of these jurisdictions and as a result do not have the right to refuse to purchase Shares pursuant to the Offer or to terminate the Offer or the Merger Agreement if Parent, Purchaser or any of their respective affiliates incur any liability or disability in connection with obtaining antitrust or competition clearances in these jurisdictions. For a description of the conditions to the Offer, see Section 13 of this Offer to Purchase.

  State Takeover Laws. Section 203 of the DGCL limits the ability of a Delaware corporation to engage in business combinations with "interested stockholders" (defined generally as any beneficial owner of 15% or more of the outstanding voting stock in the corporation) unless, among other things, the corporation's board of directors has given its prior approval to either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder." The Company's Board of Directors has approved the Merger Agreement and Purchaser's acquisition of the Shares pursuant to the Offer and, therefore, Section 203 of the DGCL is inapplicable to the Offer and the Merger.

  Based on information supplied by or on behalf of the Company, Purchaser does not believe that any state takeover laws purport to apply to the Offer or the Merger. None of Siemens AG, Parent or Purchaser has currently complied with any state takeover statute or regulation with respect to the transactions contemplated by the Merger Agreement. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and if an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for any Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, Purchaser may not be obliged to accept for payment or pay for any Shares tendered pursuant to the Offer.

16.Fees and Expenses.

  Deutsche Bank Securities Inc. is acting as Dealer Manager in connection with the Offer and has provided certain financial advisory services to Siemens AG, Parent and Purchaser in connection therewith. Siemens AG has agreed to pay Deutsche Bank AG reasonable and customary compensation for its services and as financial advisor in connection with the Offer (including those of Deutsche Bank Securities Inc. as Dealer Manager). Parent has agreed to reimburse Deutsche Bank Securities Inc. for its reasonable out-of-pocket expenses, including the fees and expenses of its counsel, in connection with the Offer, and has agreed to indemnify Deutsche Bank Securities Inc. against certain liabilities and expenses in connection with the Offer, including liabilities under the federal securities laws. At any time Deutsche Bank Securities Inc. and its affiliates may actively trade the Shares for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in the Shares.

  Georgeson Shareholder Communications Inc. is acting as Information Agent in connection with the Offer. The Information Agent may contact holders of the Shares by personal interview, mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, banks, trust companies and other nominees to forward the Offer materials to beneficial holders. The Information Agent will receive reasonable and customary compensation for its services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection with its services, including certain liabilities under the Federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Parent for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17.Miscellaneous.

  The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of the Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Purchaser may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of such Shares.

  None of Siemens AG, Parent or Purchaser is aware of any jurisdiction in which the making of the Offer or the acceptance of the Shares in connection therewith would not be in compliance with the laws of such jurisdiction.

  Siemens AG, Parent and Purchaser have filed a Schedule TO with the SEC pursuant to Rule l4d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto from time to time. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the SEC in Washington, D.C. and the NYSE, or electronically, in each case in the manner set forth in Section 8.

  No person has been authorized to give any information or make any representation on behalf of Siemens AG, Parent or Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

                                          Sigma Acquisition Corp.

October 5, 2000

                                                                     SCHEDULE A

                     INFORMATION CONCERNING DIRECTORS AND
            EXECUTIVE OFFICERS OF SIEMENS AG, PARENT AND PURCHASER

  1. Directors and Executive Officers of Siemens AG. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years, of each member of the Supervisory Board and the Board of Managing Directors and executive officers of Siemens AG. Unless otherwise indicated, each such person is a citizen of the Federal Republic of Germany and the business address of each such person is c/o Siemens AG, Wittelsbacherplatz 2, D-80333 Munich, Federal Republic of Germany. Unless otherwise indicated, each such person has held his or her present occupation as set forth below, or has been an executive officer at Siemens AG for the past five years.

                                        Present Principal Occupation or Employment;
 Name and Address                    Material Positions Held During the Past Five Years
 ----------------                    --------------------------------------------------
 Supervisory Board
 Dr. Karl-Hermann Baumann....... Chairman of the Supervisory Board since February 1998.
                                 Chief Financial Officer until February 1998.

 Alfons Graf.................... First Deputy Chairman of the Supervisory Board. Chairman
                                 of the Central Works Council.

 Dr. Rolf-E. Breuer............. Second Deputy Chairman of the Supervisory Board.
  Taunusanlage 12                Spokesman of the Board of Managing Directors of Deutsche
  D-60325 Frankfurt am Main      Bank AG, Frankfurt am Main.
  Federal Republic of Germany

 Helmut Cors.................... Member of the Supervisory Board. Member of the Federal
  Johannes-Brahms-Platz 1        Executive Committee, Deutsche Angestellten Gewerkschaft.
  D-20355 Hamburg
  Federal Republic of Germany

 Bertin Eichler................. Member of the Supervisory Board. Executive Member of the
  Lyoner Strasse 32              Board of Management of Industriegewerkschaft Metall since
  D-60528 Frankfurt              September 1996. First Representative of
  Federal Republic of Germany    Industriegewerkschaft Metall, Amberg until September
                                 1996.

 Jean Gandois................... Member of the Supervisory Board. Independent consultant
  72 rue du Faubourg Saint       since April 1999. President of Cockerill Sambre S.A.,
  Honore                         Belgium, until April 1999. Citizen of France.
  75008 Paris
  France

 Birgit Grube................... Member of the Supervisory Board. Member of the Works
                                 Council.

 Heinz Hawreliuk................ Member of the Supervisory Board. Union Secretary,
  Laubenheimer Strasse 88        Industriegewerkschaft Metall.
  D-55130 Mainz
  Federal Republic of Germany

 Ralf Heckmann.................. Member of the Supervisory Board. Chairman of the Combined
                                 Works Council.

                                        Present Principal Occupation or Employment;
 Name and Address                    Material Positions Held During the Past Five Years
 ----------------                    --------------------------------------------------
 Robert M. Kimmitt.............. Member of the Supervisory Board. President and Vice
  1600 Riviera Ave.              Chairman of the Board of Commerce One, Inc. Senior
  Suite 200                      partner, Wilmer, Cutler & Pickering, Washington D.C.,
  Walnut Creek, CA 94596         until February 2000. Banker, Lehman Brothers until April
                                 1997. Citizen of the United States of America.

 Dr. Heinz Kriwet............... Member of the Supervisory Board. Chairman of the
  August-Thyssen-Strasse 1       Supervisory Board of Thyssen Krupp AG since March 1999.
  D-40211 Duesseldorf            Chairman of the Supervisory Board of Thyssen AG from
  Federal Republic of Germany    March 1996 until March 1999. Chairman of the Board of
                                 Management of Thyssen AG until March 1996.

 Prof. Dr. Hubert Markl......... Member of the Supervisory Board. President of the Max-
  Hofgartenstrasse 8             Planck-Gesellschaft, Munich, since 1996. Professor at the
  D-80539 Munich                 University of Konstanz until 1996.
  Federal Republic of Germany

 George Nassauer................ Member of the Supervisory Board. Member of the Works
  Siemensdamm 50-54              Council.
  D-13629 Berlin
  Federal Republic of Germany

 Dr. Albrecht Schmidt........... Member of the Supervisory Board. Spokesman for the
  Am Tucherpark 15               Managing Directors, Bayerische Hypo-und Vereinsbank AG,
  D-80538 Munich                 Munich.
  Federal Republic of Germany

 Dr. Henning Schulte-Noelle..... Member of the Supervisory Board. Chairman of the Board of
  Koeniginstrasse 28             Managing Directors, Allianz AG, Munich.
  D-80790 Munich
  Federal Republic of Germany

 George Seubert................. Member of the Supervisory Board. Member of the Works
  Humboldstrasse 64              Council.
  D-90459 Nuremberg
  Federal Republic of Germany

 Peter von Siemens.............. Member of the Supervisory Board.

 Dr. Daniel L. Vasella.......... Member of the Supervisory Board. President of Novartis
  CH-4002 Basel                  International AG, Basel, Switzerland. Citizen of
  Switzerland                    Switzerland.

 Klaus Wigand................... Member of the Supervisory Board. Head of Department
                                 Information and Communication of Central Human Resources.

 Erwin Zahl..................... Member of the Supervisory Board. Member of the Works
  Von-der-Tann-Strasse 30        Council.
  D-90439 Nuremberg
  Federal Republic of Germany

                                       Present Principal Occupation or Employment;
Name and Address                    Material Positions Held During the Past Five Years
----------------                    --------------------------------------------------
Board of Managing Directors
Dr. Heinrich v. Pierer......... President and Chief Executive Officer.

Dr. Volker Jung................ Member of the Board of Managing Directors.

Roland Koch.................... Member of the Board of Managing Directors since 1997.
 Hofmannstrasse 51              Member of the Group Executive Committee for Public
 D-81359 Munich                 Networks since 1995.
 Federal Republic of Germany

Dr. Edward G. Krubasik......... Member of the Board of Managing Directors since 1997.
 Werner-von-Siemens-Strasse 50  Director at McKinsey & Company Inc., Munich, until
 D-91052 Erlangen               January 1997.
 Federal Republic of Germany

Rudi Lamprecht................. Member of the Board of Managing Directors and Chief
 Hofmannstrasse 51              Executive Officer and Group President of the Information
 D-81359 Munich                 and Communication Mobile Division of Siemens AG since
 Federal Republic of Germany    April 2000. Chief Executive Officer and Group President
                                of the Information and Communication Products Division of
                                Siemens AG from September 1998 until April 2000. Chairman
                                of the Group Executive Committee of the Private
                                Communication Systems Division of Siemens AG from June
                                1998 until September 1998. Member of the Board of
                                Managing Directors of Siemens Nixdorf Informationssysteme
                                AG from January 1998 until June 1998. President of Region
                                Europe Siemens Nixdorf Informationssysteme AG prior to
                                January 1998.

Heinz-Joachim Neubuerger....... Member of the Board of Managing Directors and Head of the
                                Corporate Finance Department since 1997. Executive
                                Director at Siemens Ltd., Bombay, from April 1996 until
                                November 1997. Head of Treasury Department until April
                                1996.

Prof. Peter Pribilla........... Member of the Board of Managing Directors.

Juergen Radomski............... Member of the Board of Managing Directors.
 Werner-von-Siemens-Strasse 50
 D-91052 Erlangen
 Federal Republic of Germany

Dr. Uriel J. Sharef............ Member of the Board of Managing Directors since 2000.
 Paul-Gossen-Strasse 100        President of Siemens S.A. from 1991 through September
 91052 Erlangen                 1996. Chief Executive Officer and President of the Power
 Federal Republic of Germany    Transmission and Distribution Group of Siemens AG from
                                October 1996 through October 2000.

Prof. Dr. Claus Weyrich........ Member of the Board of Managing Directors since 1996.
 Otto-Hahn-Ring 6               Head of Corporate Research since 1994.
 D-81739 Munich
 Federal Republic of Germany

Dr. Klaus Wucherer............. Member of the Board of Managing Directors since August
 Gleiwitzer Strasse 555         1999. President of the Automation & Drives Group since
 D-90475 Nuremberg              September 1998. Vice President of the Automation & Drives
 Federal Republic of Germany    Group since 1996. Division Head until 1996.

  2. Directors and Executive Officers of Parent. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employment's for the past five years, of each director and executive officer of Parent. Each such person is a citizen of the United States of America, unless otherwise noted, and the business address of each such person is c/o Siemens Corporation, 153 East 53rd Street, New York, NY 10022.

                                        Present Principal Occupation or Employment;
 Name and Address                    Material Positions Held During the Past Five Years
 ----------------                    --------------------------------------------------
 Prof. Peter Pribilla........... Director and Chairman of the Board of Directors of Parent
  Siemens AG                     and Member of the Board of Managing Directors of Siemens
  Wittelsbacherplatz 2           AG. Citizen of Federal Republic of Germany.
  D-80333 Munich
  Federal Republic of Germany

 Heinz-Joachim Neubuerger....... Member of the Board of Managing Directors and Head of the
  Siemens AG                     Corporate Finance Department of Siemens AG since 1997.
  Wittelsbacherplatz 2           Executive Director at Siemens Ltd., Bombay, from April
  D-80333 Munich                 1996 until November 1997. Head of Treasury Department
  Federal Republic of Germany    until April 1996. Citizen of Federal Republic of Germany.

 Gerhard Schulmeyer............. Director, President and Chief Executive Officer of
                                 Parent. Formerly President and Chief Executive Officer of
                                 Siemens Nixdorf Informationssysteme AG, Munich. Citizen
                                 of the Federal Republic of Germany.

 Gerald Wright.................. Director since July 19, 2000. Executive Vice President and Chief Financial Officer of Parent since October 1998.
                                 Executive Vice President and Chief Financial Officer of
                                 Siemens Business Communication Systems until October
                                 1998. Citizen of the Federal Republic of Germany.

 Michael W. Schiefen............ Vice President--Corporate Development of Parent.

 E. Robert Lupone............... Senior Vice President, General Counsel and Secretary of
                                 Parent since July 19, 2000; Vice President, General
                                 Counsel and Secretary of Parent from September 1999 to
                                 July 18, 2000; Associate General Counsel of Parent from
                                 1998 until September 1999. Senior Counsel of Parent until
                                 1998.

 Ruth Fattori................... Senior Vice President of Human Resources of Parent since
                                 July 19, 2000; Vice President of Human Resources of
                                 Parent from September 1999 to July 18, 2000; Managing
                                 Director, Operations Europe of GE Capital until September
                                 1999.

 Dana Scott Deasy............... Vice President and Chief Information Officer of Parent
                                 since September 1999. Chief Information Officer of
                                 Locomotive Group of General Motors until September 1999.

 Dr. Doris Larmann.............. Vice President (Acting) of Corporate Communications of
                                 Parent since October 1999. Chief Communications and
                                 Marketing Consultant to Information and Communication
                                 Products Group of Siemens AG until October 1999.

  3. Directors and Executive Officers of Purchaser. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Purchaser. Each such person is a citizen of the United States of America, unless otherwise noted, and the business address of each such person is c/o Siemens Corporation, 153 East 53rd Street, New York, NY 10022.

                                        Present Principal Occupation or Employment;
 Name and Address                    Material Positions Held During the Past Five Years
 ----------------                    --------------------------------------------------
 E. Robert Lupone............... Senior Vice President, General Counsel and Secretary of
                                 Parent since July 19, 2000; Vice President of Purchaser.
                                 Vice President, General Counsel and Secretary of Parent
                                 from September 1999 to July 18, 2000; Associate General
                                 Counsel of Parent from 1998 until September 1999. Senior
                                 Counsel of Parent until 1998.

 Michael W. Schiefen............ President of Purchaser. Vice President--Corporate
                                 Development of Parent.

 Kevin M. Royer................. Secretary of Purchaser. Counsel to Parent since 1999.
                                 Associate Counsel of Parent from 1997 until 1999.
                                 Associate with Shearman & Sterling from 1995 until 1997.

  Manually signed facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for the shares of Company Common Stock and any other required documents should be sent or delivered by each stockholder of the Company or his broker-dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                              The Depositary for the Offer is:

                                EquiServe Trust Company, N.A.

   By First Class Mail:             By Hand Delivery:                By Overnight, Certified
                                                                        or Express Mail:

 EquiServe Trust Company,      Securities Transfer & Reporting         EquiServe Trust Company,
           N.A.                        Services, Inc.                            N.A.
     Corporate Actions       c/o EquiServe Trust Company, N.A.             Corporate Actions
       P.O. Box 8029             100 William St./Galleria                  150 Royall Street
   Boston, MA 02266-8029         New York, New York 10038                  Canton, MA 02021

                                 By Facsimile Transmission:

                                      (781) 575-2232 or
                                       (781) 575-2233
                              (for eligible institutions only)

                            Confirm Facsimile by Telephone Only:

                                       (781) 575-3120

  Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal, the Notice of Guaranteed Delivery and related materials may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:



                          17 State Street, 10th Floor
                           New York, New York 10004
                 Banks and Broker Call Collect: (212) 440-9800
                   All Others Call Toll Free: (800) 223-2064

                     The Dealer Manager for the Offer is:

                           Deutsche Banc Alex. Brown

                         Deutsche Bank Securities Inc.
                        130 Liberty Street, 33rd Floor
                           New York, New York 10006
                        Call Toll Free: (877) 305-4920